Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement

[ ] Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))

[x] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to [section. mark]240.14a-11(c) or
    [section. mark]240.14a-12

                             TRIANGLE BANCORP INC.

                (Name of Registrant as Specified In Its Charter)

__________________________________________________________________________
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fees (Check the appropriate box):

[X} No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

     2) Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

     4) Proposed maximum aggregate value of transaction:

     5) Total fee paid:

          *Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

     2) Form, Schedule or Registration Statement No.:

     3) Filing Party:

     4) Dated Filed:

                             TRIANGLE BANCORP, INC.
                              4300 GLENWOOD AVENUE
                          RALEIGH, NORTH CAROLINA 27612
                                 (919) 881-0455
                      ------------------------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


                            TO BE HELD APRIL 28, 1997


NOTICE is hereby given that the Annual Meeting of Shareholders of Triangle Bancorp, Inc. (the "Corporation") will be held as follows:

                                    PLACE:  Greenville Hilton
                                            207 Southwest Greenville Boulevard
                                            Greenville, North Carolina  27834

                                    DATE:   Monday, April 28, 1997

                                     TIME:  3:00 P.M.

THE PURPOSES OF THE ANNUAL MEETING ARE:

     1.  To consider and act upon a proposal to amend
         Article III, Section 2 of the Corporation's Bylaws to increase the maximum number of directors of the Corporation from 24 to 26.

     2.  To elect 13 members of the Board of Directors.

     3. To consider a proposal to approve the Triangle Bancorp, Inc. Employee Stock Purchase Plan, as amended and restated.

     4. To consider and act upon a proposal to ratify the appointment of Coopers & Lybrand L.L.P. as independent public accountants of the Corporation for 1997.

     5. To consider and act on any other matters that may properly come before the Annual Meeting.

The record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting has been set as of the close of business on March 10, 1997.

EVEN IF YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE REQUESTED TO MARK, DATE AND SIGN THE ENCLOSED APPOINTMENT OF PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR APPOINTMENT OF PROXY AND VOTE YOUR SHARES IN PERSON.

                            Sincerely,



                           Susan C. Gilbert, Secretary

March 21, 1997

                             TRIANGLE BANCORP, INC.
                              4300 GLENWOOD AVENUE
                          RALEIGH, NORTH CAROLINA 27612


                                 PROXY STATEMENT



                    MAILING DATE: ON OR ABOUT MARCH 24, 1997
                         ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD APRIL 28, 1997



GENERAL

         This Proxy Statement is being distributed in connection with the solicitation by the Board of Directors of Triangle Bancorp, Inc. (the "Corporation") of appointments of proxy in the form enclosed herewith for the 1997 Annual Meeting of Shareholders of the Corporation and any adjournments thereof. The meeting will be held on Monday, April 28, 1997, beginning at 3:00 P.M., at the Greenville Hilton, 207 Southwest Greenville Boulevard, Greenville, North Carolina.

         As used in this Proxy Statement, the term "Triangle" or the "Bank" refers to the Corporation's commercial bank subsidiary, Triangle Bank.

VOTING OF APPOINTMENTS OF PROXIES; REVOCATION

         Persons named in the enclosed appointment of proxy as proxies for shareholders at the Annual Meeting are Steven R. Ogburn, Debra L. Lee and William V. Leaming, Jr. Shares represented by each appointment of proxy which is properly executed, returned and not revoked, will be voted in accordance with the directions contained therein. If no directions are given, those shares will be voted "FOR" the election of each of the 13 nominees for director named in Proposal 2 below and "FOR" each of the other proposals described herein. If, at or before the time of the Annual Meeting, any nominee named in Proposal 2 has become unavailable for any reason, the proxies will be authorized to vote for a substitute nominee. On such other matters as may properly come before the meeting, the proxies will be authorized to vote shares represented by appointments of proxy in accordance with their best judgment.

         A shareholder may revoke an appointment of proxy at any time before the shares represented by it have been voted by filing with Susan C. Gilbert, Secretary of the Corporation, an instrument revoking it or a properly executed appointment of proxy bearing a later date, or by attending the Annual Meeting and announcing his or her intention to vote in person.

EXPENSES OF SOLICITATION

         The Corporation will pay the cost of preparing, assembling and mailing this Proxy Statement and other proxy solicitation expenses. In addition to the use of the mail, appointments of proxy may be solicited in person or by telephone by officers, directors or employees of the Corporation and its subsidiaries without additional compensation.

RECORD DATE

         The Board of Directors has set March 10, 1997, as the record date (the "Record Date") for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Only shareholders of record on that date will be entitled to vote at the Annual Meeting.

VOTING SECURITIES

         The voting securities of the Corporation are the shares of its no par value common stock (the "Common Stock"), of which 20,000,000 shares were authorized and 10,468,036 shares were outstanding on December 31, 1996. As of December 31, 1996, there were approximately 7,000 holders of record of the Corporation's Common Stock.

VOTING PROCEDURES;  VOTES REQUIRED FOR APPROVAL

         At the Annual Meeting, each shareholder will be entitled to cast one vote for each share of Common Stock held of record on the Record Date for each matter submitted for voting and, in the election of directors, for each director to be elected. In accordance with North Carolina law, shareholders are not entitled to vote cumulatively in the election of directors. Abstentions and broker nonvotes will have no effect.

         In the case of Proposal 1 below, for such proposal to be approved, at least 75% of all shares of Common Stock voted at the Annual Meeting must be voted in favor of the proposal.

         In the case of Proposal 2 below, the 13 directors receiving the greatest number of votes shall be elected.

         In the case of Proposal 3 below, for such proposal to be approved, the number of votes cast for approval must exceed the number of votes cast against the proposal.

         In the case of Proposal 4 below, for such proposal to be approved, the number of votes cast for approval must exceed the number of votes cast against the proposal.

BENEFICIAL OWNERSHIP OF VOTING SECURITIES

         There are no persons who were known to management of the Corporation to beneficially own more than 5% of the Corporation's Common Stock as of February 28, 1997.

         Set forth below is information as of February 28, 1997 regarding the beneficial ownership of the Corporation's Common Stock by its current directors, nominees for director, and certain named executive officers individually, and by all current directors, nominees for director, and executive officers of the Corporation as a group.

                              AMOUNT AND NATURE
  NAME OF                   OF BENEFICIAL OWNERSHIP          PERCENT OF
BENEFICIAL OWNER                OF STOCK (1)                  CLASS (2)

Carole S. Anders                       28,340                     0.27%
Charles H. Ashford, Jr.                25,512                     0.24
H. Leigh Ballance, Jr.                 23,347                     0.22
Edwin B. Borden                        23,694                     0.23
Robert E. Bryan, Jr.                   15,523                     0.15
David T. Clancy                        72,631                     0.69

                              AMOUNT AND NATURE
  NAME OF                   OF BENEFICIAL OWNERSHIP          PERCENT OF
BENEFICIAL OWNER                OF STOCK (1)                  CLASS (2)

N. Leo Daughtry                        55,595                     0.53
Syd W. Dunn, Jr.                       22,727                     0.22
Willie S. Edwards                      18,767                     0.18
James P. Godwin, Sr.                  121,405                     1.16
Robert L. Guthrie                      31,002                     0.30
John B. Harris, Jr.                    26,394                     0.25
George W. Holt                         78,749                     0.75
Earl Johnson, Jr.                      48,116                     0.46
Debra L. Lee                           26,813                     0.26
Edythe P. Lumsden                      32,796                     0.31
J. L. Maxwell, Jr.                   113,643                      1.06
Michael A. Maxwell                     14,903                     0.14
Wendell H. Murphy                      38,953                     0.37
Steven R. Ogburn                       21,122                     0.20
Michael S. Patterson                   81,027                     0.77
Patrick H. Pope                        66,606(3)                  0.64
William R. Pope                        42,210                     0.40
Billy N. Quick, Sr.                    41,782                     0.40
J. Dal  Snipes                         31,721                     0.30
N. Johnson Tilghman                    86,244(3)                  0.82
Sydnor M. White, Jr.                   38,468                     0.37
J. Blount Williams                     37,842                     0.36
                                       ------
All Executive Officers,
Directors and Director Nominees
as a Group (28 persons)           1,240,654                     11.65%
-----------------

(1) Each director and executive officer has sole voting and investment power over the issued and outstanding shares beneficially owned by such individual, except for the following shares over which the directors and executive officers indicated, and the group, share voting and/or investment power: Ms. Anders - 3,000 shares; Dr. Ashford - 1,946 shares; Mr. Ballance
     - 3,724 shares; Mr. Clancy - 63,290 shares; Mr. Daughtry - 400 shares; Mr. Dunn - 5,616 shares; Mr. Godwin - 103,974 shares; Mr. Guthrie - 10,400 shares; Mr. Harris - 9,111 shares; Mr. Holt - 8,736 shares; Mr. Johnson - 23,275 shares; Ms. Lee - 1,500 shares; Ms. Lumsden - 26,433 shares; Mr.
     Michael A. Maxwell - 13,748 shares; Mr. Murphy - 28,490 shares; Mr. Patterson - 3,485 shares; Mr. Ogburn - 1,520 shares; Mr. Patrick H. Pope - 30,000 shares; Mr. William R. Pope - 281 shares; Mr. Billy N. Quick, Sr. - 1,688 shares; Mr. J. Dal Snipes - 14,311 shares; Mr. White - 19,643 shares; Mr. Williams - 22,041 shares; and members of the group - 396,612 shares.

     This column includes certain shares owned by certain related parties of directors and executive officers as to which shares those directors and executive officers have disclaimed beneficial ownership, as follows: Dr. Ashford - 9,400 shares; Mr. Guthrie - 824 shares; Mr. J. L. Maxwell, Jr. - 2,750 shares; Mr. Tilghman - 45,008 shares; and members of the group - 57,982 shares.

     This column includes the number of shares for which the director or executive officer indicated, and the directors and the four current executive officers of the Corporation as a group, hold options to purchase, pursuant to the Corporation's 1988 Qualified or Non-Qualified Stock Option Plans, to the extent such options are vested, and are immediately exercisable as follows: Ms. Anders - 4,103 shares; Dr. Ashford - 1,799 shares; Mr. Ballance - 4,851 shares; Mr. Borden - 3,399 shares; Mr. Bryan - 1,748 shares; Mr. Clancy - 5,668 shares; Mr. Daughtry - 5,741 shares; Mr. Dunn - 1,764 shares; Mr. Edwards - 71 shares; Mr. Godwin - 24 shares; Mr. Guthrie - 5,175 shares; Mr. Harris - 11,674 shares; Mr. Holt - 2,000 shares; Mr. Johnson - 128 shares; Ms. Lee - 12,152 shares; Ms. Lumsden - 4,072 shares; Mr. J. L. Maxwell, Jr. - 3,468 shares; Mr. Michael A. Maxwell
     - 50 shares; Mr. Murphy - 1,695 shares; Mr. Ogburn - 14,516 shares; Mr. Patterson - 49,385 shares; Mr. Patrick H. Pope - 6,222 shares; Mr. William
     R. Pope - 7,464 shares; Mr. Billy N. Quick, Sr. - 15,246 shares; Mr. J. Dal Snipes - 2,361 shares; Mr. Tilghman - 13,526 shares; Mr. White - 100 shares; Mr. Williams - 4,126 shares; and members of the group - 182,528 shares.

(2) Based on a total of 10,468,036 shares actually outstanding as of December 31, 1996, and with respect to each director or executive officer, the shares that would be outstanding if the director exercised his or her options to purchase shares of Common Stock of the Corporation (to the extent vested) or, with respect to directors and the four current executive officers of the Corporation as a group, the shares that would be outstanding if each such individual exercised his or her options to purchase shares of the Common Stock (to the extent vested).

(3) Included in the beneficial ownership of Mr. Patrick H. Pope and Mr. Tilghman are 25,278 shares held by a trust in which both Mr. Pope and Mr. Tilghman have an interest. These shares are reflected separately in the beneficial ownership of each individual, but are included only once in the beneficial ownership shown for the group.

     SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Directors and executive officers of the Corporation are required by federal law to file reports with the Securities and Exchange Commission regarding their initial ownership and the amount of and changes in their beneficial ownership of the Corporation's Common Stock. Based on the Corporation's review of reports furnished to it, all such reports were timely filed except as follows: N. Leo Daughtry inadvertently failed to report the purchase of 700 shares on November 8, 1995 for which the required report was filed in December 1996; Edythe P. Lumsden inadvertently failed to report the purchase of 1,000 shares on November 30, 1995 for which the required report was filed in January 1997; and David T. Clancy inadvertently failed to report the purchase of 1,200 shares on September 25, 1996 for which the required report was filed in December 1996.

           PROPOSAL 1. APPROVAL OF AMENDMENT TO ARTICLE III, SECTION 2
                           OF THE CORPORATION'S BYLAWS

          The Board of Directors of the Corporation has voted to recommend to the shareholders a proposed amendment to Article III, Section 2(a) of the Corporation's Amended and Restated Bylaws to increase the maximum number of directors from 24 to 26. Under the current Bylaws, the number of directors may be between 10 and 24 with the number within that range to be set by the Board of Directors. Until September 1996, the number of directors of the Corporation was
22. In September 1996, two directors resigned, leaving two vacancies. In filling those two vacancies, the Board of Directors of the Corporation turned to individuals serving as directors of Triangle Bank, but who did not also serve on the Board of Directors of the Corporation. Effective February 1, 1997, those two vacancies were filled by Carole S. Anders and William R. Pope. Also, effective February 1, 1997, the Board of Directors of the Corporation, as allowed by the Bylaws, increased the number of directors of the Corporation to 24 and elected two members of the Board of Directors of Triangle Bank, Patrick H. Pope and J. Dal Snipes, to fill the two newly created vacancies. Further, the Board of Directors of the Corporation determined that it would be in the best interests of the Corporation and Triangle Bank to have their respective Boards of Directors be identical in composition. The Board of Directors of Triangle Bank consists of 26 individuals, two of whom do not serve on the Board of Directors of the Corporation. These two individuals are Michael A. Maxwell and Billy N. Quick, Sr. In order to accommodate these two individuals on the Board of Directors of the Corporation, the maximum number of directors of the Corporation, as set forth in the Corporation's Bylaws, must be increased to 26. The Board of Directors of the Corporation recommends that its shareholders adopt the proposed amendment to the Bylaws to increase the maximum number of directors authorized in the Corporation's Bylaws. The text of Article III, Section 2(a) of the Corporation's Bylaws, as proposed to be amended, is as follows:

              "The number of directors constituting the Board of Directors of the corporation shall be not less than ten nor more than twenty-six as from time to time may be fixed or changed within the said minimum and maximum by the affirmative vote of a majority of Directors present at any regular or special meeting of the Board of Directors at which a quorum is present. Such minimum and maximum may not be changed by the Board of Directors, but only by the affirmative vote of 75% of all eligible votes present, in person or by proxy, at a meeting of shareholders at which a quorum is present. Such minimum and maximum may not be changed at a meeting of shareholders unless the notice of the meeting states that the purpose, or one of the purposes, of the meeting is to change the number of directors of the corporation."

         THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" PROPOSAL 1.

                        PROPOSAL 2. ELECTION OF DIRECTORS

         Assuming the Bylaw amendment set forth in Proposal 1 is approved, and the maximum allowable number of directors of the Corporation is 26, the Board of Directors previously has set the number of directors of the Corporation at 26, subject to approval of the Bylaw amendment. The Bylaws of the Corporation provide that directors be divided into three classes, approximately equal in number, elected to staggered three-year terms. The 11 directors whose terms expire at the Annual Meeting have been re-nominated to the Board for three-year terms, and two other individuals, Michael A. Maxwell and Billy N. Quick, Sr., both of whom currently serve as directors of the Bank, have been nominated to the Board for the terms noted below, in order to evenly stagger the terms among each class of directors as required by the Bylaws. If the shareholders do not approve the Bylaw amendment set forth in Proposal 1, the number of directors of the Corporation has been set by the Board of Directors at 24 and Michael A. Maxwell and Billy N. Quick, Sr. will not be nominees for director and only the 11 individuals whose terms expire at the Annual Meeting will be nominees for the terms set forth below.


    NAME AND AGE             DIRECTOR SINCE (1)   BUSINESS EXPERIENCE DURING PAST FIVE YEARS
    ------------             ------------------   ------------------------------------------


    ONE-YEAR TERM:
    Carole S. Anders         1997                 Civic leader, Raleigh, North Carolina
              (52)
    Michael A. Maxwell       New Nominee          Senior Scientist since November 1995,  Branch Chief from December
              (58)                                1974 to November  1995,  U.S.  Environmental  Protection  Agency,
                                                  Research Triangle Park, North Carolina
    Patrick H. Pope          1997                 Partner,  Pope, Tilghman & Tart  (attorneys-at-law),  Dunn, North
              (52)                                Carolina
    TWO-YEAR TERM:
    William R. Pope          1997                 President  and  Chairman  of the Board,  Pope  Enterprises,  Inc.
              (61 )                               (operator  of  True-Value  Hardware and Variety  Stores),  Coats,
                                                  North Carolina
    Billy N. Quick, Sr.      New Nominee          Executive  Vice  President,  Triangle  Bank since  October  1996;
              (56 )                               previously  President  and  Chief  Executive  Officer,  Granville
                                                  United Bank, Oxford, North Carolina

                                       5

  NAME AND AGE             DIRECTOR SINCE (1)   BUSINESS EXPERIENCE DURING PAST FIVE YEARS
  ------------             ------------------   ------------------------------------------
    THREE-YEAR TERM:
    H. Leigh Ballance, Jr.   1995                 Executive Vice  President,  Triangle  Bancorp,  Inc. and Triangle
              (51)                                Bank since March 1995;  previously  President and Chief Executive
                                                  Officer, Atlantic Community Bancorp, Inc.
    James P. Godwin, Sr.     1995                 President,  Godwin Manufacturing Co., Inc., Dunn, North Carolina,
              (55)                                and Godwin and Gonzalez  Specialty  Equipment,  Inc., Puerto Rico
                                                  (truck body manufacturers)
    Wendell H. Murphy        1993                 President,  Murphy  Family  Farms (swine  production)  and Murphy
              (58)                                Milling  Co.  (feed  production),   Rose  Hill,  North  Carolina;
                                                  Director of Smithfield Foods
    Michael S. Patterson     1990                 Chairman of the Board,  Triangle Bancorp,  Inc. and Triangle Bank
              (50)                                since February  1997;  President  since 1990 and Chief  Executive
                                                  Officer since 1991, Triangle Bank;  President and Chief Executive
                                                  Officer, Triangle Bancorp, Inc. since August 1992
    J. Dal  Snipes           1997                 President, Snipes Insurance Service, Inc., Dunn, North Carolina
              (44)
    N. Johnson Tilghman      1988                 Partner,  Pope, Tilghman & Tart  (attorneys-at-Law),  Dunn, North
              (54)                                Carolina
    Sydnor M. White, Jr.     1991                 President,  CJS, Inc.  (automotive parts  distributor),  Raleigh,
              (48)                                North Carolina
    J. Blount Williams       1988                 President,   Alfred  Williams  &  Co.,  Raleigh,  North  Carolina
              (43)                                (office furniture and supplies)


-------------------

(1) Refers to the year in which a person first was elected or became a director of the Corporation or, if prior to the Corporation's organization in August 1992, the year in which such person first was elected a director of the Bank.

         THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" EACH OF THE 13 NOMINEES NAMED ABOVE.

INCUMBENT DIRECTORS

         The Corporation's current Board of Directors includes the following directors whose terms will continue after the Annual Meeting. Certain information regarding those directors is set forth in the following table:

                        DIRECTOR                                                                 TERM
NAME AND AGE            SINCE (1)     BUSINESS EXPERIENCE DURING PAST FIVE YEARS                 EXPIRES

Charles H. Ashford,       1993        Vice  President  of  Medical  Affairs,   Craven  Regional   1998
Jr.                                   Medical  Authority  since 1991;  previously  surgeon with
          (61)                        Coastal  Surgical  Specialists,  P.A.,  New  Bern,  North
                                      Carolina
Edwin B. Borden           1993        President,  The Borden Manufacturing Company,  Goldsboro,   1998
          (63)                        North  Carolina  (textile  manufacturing);   Director  of
                                      Carolina   Power   &   Light    Company;    Director

                                       6


                                                                                                 TERM
  NAME AND AGE     DIRECTOR SINCE (1)   BUSINESS EXPERIENCE DURING PAST FIVE YEARS               EXPIRES
  ------------      ----------------- of Jefferson-Pilot Corporation; Director of Ruddick Corp.;
                                      Director of Winston Hotels
Robert E. Bryan, Jr.      1993        Vice President, Express Stop Stores, Fayetteville,  North   1998
          (62)                        Carolina; President, Bryan Oil Co.
N. Leo Daughtry           1988        Attorney,   Daughtry,   Woodard,   Lawrence  &  Starling,   1998
          (56)                        L.L.P., Smithfield, North Carolina
George W. Holt            1995        Executive  Vice  President,  Triangle Bank since February   1998
          (66)                        1995;  President,  Columbus  National  Bank  from 1973 to
                                      February 1995
Edythe P. Lumsden         1988        President,  Capital  Land  Investment  Company,  Raleigh,   1998
          (44)                        North Carolina
David T. Clancy           1988        President,  Clancy & Theys Construction Company, Raleigh,   1999
          (47)                        North Carolina
Syd W. Dunn, Jr.          1993        President,   Hannah  &  Dunn,  Inc.,  Greenville,   North   1999
          (71)                        Carolina (wine and spirits broker)
Willie S. Edwards         1995        General Partner in L & B Associates,  Rocky Mount,  North   1999
          (64)                        Carolina (wholesale liquor distributor)
Robert L. Guthrie         1988        President  and  Chief   Executive   Officer,   Associated   1999
          (61)                        Insurers, Inc., Raleigh, North Carolina
John B. Harris, Jr.       1991        Chairman  of the  Board,  Triangle  Bank 1991 to  January   1999
          (67)                        1997;  President,  John  B.  Harris, Jr.  and  Associates
                                     (consulting), 1985-1991; President, Winston Hospitality,
                                      Inc. (hotel management) since 1991; President and Chief
                                      Executive Officer, Enterprise Bancorp and Enterprise
                                      Bank, 1990 to 1991
Earl Johnson, Jr.         1991        Contractor,   Southern  Industrial  Constructors,   Inc.,   1999
          (65)                        1962-1992;  Contractor,  Carolina  Crane Corp.,  Raleigh,
                                      North Carolina, 1992 to date
J. L. Maxwell, Jr.        1993        Chairman  of the Board of  Directors,  Goldsboro  Milling   1999
          (70)                        Co.   (turkey  and  hog   producer),   Goldsboro,   North
                                      Carolina; Director, Atlantic & East Carolina Railway

-------------------

(1) Refers to the year in which a person first was elected or became a director of the Corporation or, if prior to the Corporation's organization in August 1992, the year in which such person first was elected a director of the Bank.

DIRECTOR RELATIONSHIPS

         No director, director nominee or executive officer is related to another director or executive officer of the Corporation except for Patrick H. Pope and William R. Pope, who are third cousins, and Patrick H. Pope and N. Johnson Tilghman who are brothers-in-law.

         Except for Mr. Borden who is a director of Carolina Power & Light Company, Jefferson-Pilot Corporation, Winston Hotels and Ruddick Corp., and Mr. Murphy who is a director of Smithfield Foods, no director is a director in any company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 (the "Exchange Act") or subject to the requirements of Section 15(d) of the Exchange Act, or any company registered as an investment company under the Investment Company Act of 1940.

DIRECTOR COMPENSATION

         BOARD FEES. During 1996, directors who are not employees of the Corporation received 45 shares of Common Stock of the Corporation for each Board meeting attended, 30 shares for each Executive Committee meeting attended, 15 shares for each other committee meeting attended, and an annual retainer of 100 shares. In 1997, the annual retainer amount will remain at 100 shares, but directors will receive 60 shares for each Board meeting attended, 30 shares for each committee meeting attended, and each committee chairman will receive an additional 10 shares for each meeting attended.

         DIRECTORS' DEFERRED COMPENSATION PLAN. The Corporation maintains a Deferred Compensation Plan for outside directors for cash compensation paid to directors through 1994. Since January 1, 1995, directors of the Corporation are paid in shares of Common Stock. Only individuals who were members of the Board of Directors but who were not employees of the Corporation were eligible to participate in the plan. Directors who elected to participate in the plan could elect to defer a minimum of $500 of their compensation for their service as such pursuant to the plan during each year they participated and could elect to defer up to the full amount of directors' compensation they would receive in $100 increments. Deferred compensation was converted into stock units by dividing the compensation deferred under the plan by the then current value of a share of the Corporation's Common Stock. Dividends paid to holders of the Corporation's Common Stock are credited to holders of stock units and are converted into additional stock units on the same basis as compensation deferred under the plan. Within 60 days after the death, disability or retirement of a director, the director or his or her estate is entitled to be issued one share of the Corporation's Common Stock for each stock unit and cash for fractional stock units. As of December 31, 1996, 49,868 stock units were outstanding under the plan.

         1988 NON-QUALIFIED STOCK OPTION PLAN. The Corporation has adopted and the shareholders have approved the 1988 Non-Qualified Stock Option Plan (the "Non-Qualified Plan") pursuant to which options on 388,002 shares of the Corporation's Common Stock were available for issuance to members of the Corporation's Board of Directors and to members of Boards of Directors and members of local boards of directors of any subsidiary of the Corporation. The duration of the options is ten years from the date of grant. As of December 31, 1996, after giving effect to the exercise and forfeiture of options, options on 208,764 shares of Common Stock were issued and outstanding and 149,889 shares of Common Stock are available under the Non-Qualified Plan for further issuance.

         Pursuant to the terms of the Non-Qualified Plan: (i) the option price may not be less than the fair market value of the Corporation's Common Stock on the date of grant of the options; and (ii) options vest 20% per year from the date of grant and are exercisable as they vest. If the option holder ceases to perform services as a director or local director of the Corporation or its subsidiaries for any reason during the five-year period, he or she has one year from such cessation to exercise his or her vested options.

BOARD OF DIRECTORS' MEETINGS AND COMMITTEES

         The Board of Directors of the Corporation held six regular meetings during 1996 and one special meeting. All incumbent directors attended more than 75% of the total number of meetings of the Board of Directors and its committees during 1996 except for Directors Daughtry, Godwin, J. Louis Maxwell, Jr. and Murphy due to other business commitments.

         The Board of Directors has several standing committees, including an Audit Committee and a Compensation Committee. The voting members of these committees are appointed by the Board of Directors annually from among its members.

         The current members of the Audit Committee are Directors Ashford, Daughtry, Murphy, William R. Pope, Tilghman and Williams (Chairman), and Director Nominee Michael A. Maxwell, who is a director of the Bank. The Audit Committee serves as the Audit Committee for both the Corporation and the Bank. The primary functions of the Audit Committee are to give additional assurance regarding the integrity of financial information used by the Board of Directors and distributed to the public by the Corporation, and to oversee and monitor the activities of the Corporation's internal and external audit processes. The Audit Committee met four times during 1996.

         The Compensation Committee administers the Corporation's compensation program and has responsibility for matters involving the compensation of executive officers of the Corporation and the Bank. The current members of the Compensation Committee are Directors Borden (Chairman), Clancy, Godwin, Johnson, Lumsden and Patrick H. Pope. The Compensation Committee met one time during 1996.

         The Board of Directors does not have a standing nominating committee.

EXECUTIVE OFFICERS

         The Corporation has the following executive officers:


                                        OFFICER     POSITIONS WITH THE CORPORATION AND THE BANK;
                               AGE       SINCE      BUSINESS EXPERIENCE DURING PAST FIVE YEARS
   NAME


   Michael S. Patterson         50       1990       Chairman of the Board of Triangle Bancorp, Inc. and Triangle
                                                    Bank since February 1997; President since 1990 and Chief
                                                    Executive Officer since 1991, Triangle Bank; President and
                                                    Chief Executive Officer, Triangle Bancorp, Inc. since August
                                                    1992
   H. Leigh Ballance, Jr.       51       1995       Executive Vice President, Triangle Bancorp, Inc. and Triangle
                                                    Bank as of March 1995; President and Chief Executive Officer,
                                                    Atlantic Community Bancorp, Inc. and Unity Bank & Trust Company
                                                    from September 1989 to March 1995.
   Steven R. Ogburn             46       1993       Executive Vice President, Triangle Bancorp, Inc. and Triangle
                                                    Bank since 1996; Senior Vice President, Triangle Bancorp, Inc.
                                                    and Senior Vice President - Credit Administration, Triangle
                                                    Bank, 1993 to 1996; Senior Vice President, Centura Bank,
                                                    1986-1993
   Debra L. Lee                 40       1991       Executive Vice President and Chief Financial Officer, Triangle
                                                    Bancorp, Inc. and Triangle Bank since 1996; Senior Vice
                                                    President and Chief Financial Officer, Triangle Bancorp, Inc.
                                                    and Triangle Bank, 1992 to 1996; Vice President/Finance,
                                                    Triangle Bank, 1991-1992

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The current members of the Compensation Committee are Charles H. Ashford, Jr., Edwin B. Borden, John B. Harris, Jr., N. Johnson Tilghman, and Sydnor M. White, Jr. These same individuals comprised the Compensation Committee in 1996.

         John B. Harris, Jr. is a director of the Corporation, and in 1996 served as the Chairman of the Board of Triangle and an employee of Triangle. Effective January 1, 1997, Mr. Harris ceased being an employee of the Bank and effective February 1, 1997, Mr. Harris ceased being the Chairman of the Bank. Mr. Harris abstained from participation in both the discussion of and voting on matters related to his compensation as an officer of the Bank in 1996. Michael
S. Patterson, President and Chief Executive Officer of the Corporation, though not a member of the Compensation Committee, advised the Compensation Committee during 1996 on the compensation to be paid to executive officers, other than himself, and to employees of the Corporation.

COMPENSATION COMMITTEE REPORT

         It is the policy of the Compensation Committee to provide a fully competitive, performance-based compensation program such as will enable the Corporation and the Bank to attract, motivate and retain qualified senior officers. With regard to all senior officers' compensation, the Compensation Committee's policy is that salary levels will be established and increases will be given commensurate with the individual officer's levels of responsibility and performance and with the general status of the local economy, and the overall profit performance of the Bank as it relates to attainment of budgeted goals for profitability and return on average assets. The Corporation's executive compensation program includes (A) annual compensation consisting of base salaries, (B) the potential for cash incentive bonuses based on the Corporation's financial performance, (C) long-term incentive compensation consisting of periodic stock options, and (D) contributions to the individual accounts of all participating employees (including executive officers) under Triangle's Section 401(k) salary deferral plan. In addition, the Corporation provides other employee benefits and welfare plans customary for companies of its size.

         The basis for the executive officer compensation reported in 1996 was the salary range of various positions set in conjunction with an outside consultant during the fall of 1994 which reviewed comparable salaries being paid within North Carolina and the southeastern United States based upon comparable sized banking institutions. The cash incentive compensation for 1996 was based upon the formula within the management incentive compensation plan which plan was approved by the Board during January 1994. A bonus pool is established in which an executive officer will be eligible to participate if the Corporation meets at least 80% of its defined short-term goals, which goals are set by the Board.

         In 1996, long-term incentive compensation was based upon a formula established within the long-term incentive plan which plan was approved by the Board during January 1995. Compensation under the plan consists of stock options and restricted stock awards. A pool of stock options and restricted stock awards is established in which an executive officer will be eligible to participate if the Corporation meets at least 80% of its defined long-term goals, which goals are set by the Board.

         During January 1996 the Compensation Committee made recommendations to the Board of Directors (and the Board of Directors made final decisions) regarding the amounts of the 1996 salaries for Michael S. Patterson and the Corporation's other executive officers, and during January 1997 the Compensation Committee made recommendations to the Board of Directors (and the Board of Directors made final decisions) regarding the amounts of the 1996 bonuses for Michael S. Patterson and the Corporation's other executive officers. The amount of bonus compensation in 1996 was directly tied to the attainment of the Corporation's financial plan for 1996.

EXECUTIVE COMPENSATION

         SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION. The table below indicates the cash compensation paid by the Corporation as well as other compensation paid or accrued to the President and Chief Executive Officer and each other executive officer whose salary and bonus was in excess of $100,000 during 1996 (the "Named Executive Officers") for services rendered in all capacities during fiscal years 1996, 1995 and 1994, respectively.





                                                                          LONG TERM COMPENSATION

                             ANNUAL                             AWARDS                       PAYOUTS
                         COMPENSATION(1)

                                                               RESTRICTED    SECURITIES
                                                    OTHER         STOCK      UNDERLYING       LTIP       ALL OTHER
     Name and                SALARY     BONUS       ANNUAL      AWARD(S)    OPTIONS/SARS    PAYOUTS   COMPENSATION
    Principal        YEAR                        COMPENSATION
     Position                 ($)       ($)                       ($)           (#)          ($)         ($)(3)
     ---------                ----      ----     -------          ----          ----         ----        ------
                                                   ($)(2)

Michael S.           1996    199,799  132,440        -0-           -0-            14,483      -0-             9,500
Patterson,           1995    178,230   98,900        -0-           -0-            17,500      -0-            10,041
President and        1994     14,811   78,800(4)     -0-           -0-            -0-         -0-             8,442
Chief Executive
Officer

H. Leigh Ballance,   1996    121,504    58,982       -0-           -0-             9,256     -0-            10,629
Jr, Executive Vice   1995    116,000    50,600       -0-           -0-            15,000     -0-             5,853
President            1994        -0-       -0-       -0-           -0-               -0-     -0-               -0-

Howard B.            1996     79,068       -0-       -0-           -0-               -0-     -0-             4,685
Montgomery, Jr.      1995    100,000    43,600       -0-           -0-            10,000     -0-             5,522
Executive Vice       1994    100,000    25,000       -0-           -0-             9,675     -0-             5,000
President (5)

Steven R. Ogburn,    1996     98,857    47,481       -0-           -0-              7,581     -0-             8,045
Executive Vice       1995     96,957    42,400       -0-           -0-             10,000     -0-             5,553
President            1994     91,092    26,600       -0-           -0-             10,000     -0-             4,889


Debra L. Lee,        1996    102,925    47,481       -0-           -0-              7,062     -0-             7,148
Executive Vice       1995     92,425    38,600       -0-           -0-             10,000     -0-             4,706
President and        1994     80,027    23,000       -0-           -0-                -0-     -0-             4,970
Chief Financial
Officer

 ----------------------

(1) Amounts shown in the table include amounts paid to the Named Executive Officers as executive officers of the Bank. The Bank was reorganized as a wholly-owned subsidiary of the Corporation in August 1992. Also includes amounts deferred at the election of the Named Executive Officers under
     Section 401(k) of the Internal Revenue Code and under existing deferred compensation agreements between the Named Executive Officer and the Corporation. The amount of that compensation for the Named Executive Officers for 1994, 1995 and 1996 under the 401(k) plan was based on a formula contained in the terms of that plan and was not related to the Corporation's or the officer's performance for the year.

(2) Perquisites and personal benefits awarded to the Named Executive Officers did not exceed 10% of the total annual salary and bonus in any year reported.

(3) The amounts disclosed represent the Corporation's annual contribution on behalf of the Named Executive Officers to match pre-tax elective deferral contributions (included under Salary) made by the Named Executive Officers under Section 401(k) of the Internal Revenue Code, and insurance premiums paid on behalf of the Named Executive Officer.

(4) Bonus consists of $59,300 in cash and 2,000 shares of the Corporation's Common Stock with a market value when awarded of $9.75 per share or $19,500 in the aggregate.

(5) Mr. Montgomery resigned as an officer of the Corporation and the Bank, effective September 30, 1996.


         STOCK OPTIONS. The following table sets forth information with regard to grants of stock options during the fiscal year ended December 31, 1996, to the Named Executive Officers. All such grants were made under the 1988 Incentive Stock Option Plan.

                                                     STOCK OPTION GRANTS IN 1996
                                                            INDIVIDUAL GRANTS


                                               % of Total                                      Potential Realizable
                               Number of         Options                                       Value (2) at Assumed
                               Securities      Granted to      Exercise or                     Annual Rates of Stock
    Name                       Underlying     Employees in   Base Price ($)   Expiration      Price Appreciation for
                                Options          Fiscal         Per Share     Date              Option Term ($)(at)
                              Granted (#)         Year
                                  (1)                                                                   5%
                                                                                                        10%

Michael S. Patterson                14,483        15.4           15.00             1/30/06       136,624      346,233

H. Leigh Ballance, Jr.               9,256         9.8           15.00             1/30/06        87,316      221,275

Howard B. Montgomery,                7,980         8.5           15.00             1/30/06           -0-          -0-
Jr.(3)

Steven R. Ogburn                     7,581         8.1           15.00             1/30/06        71,515      181,232

Debra L. Lee                         7,062         7.5           15.00             1/30/06        66,619      168,825

                                       11

------------------

(1) One-fifth of the options vest and become exercisable in each of the five years beginning January 1, 1997, assuming the Named Executive Officer remains employed by the Bank. If the Named Executive Officer's employment terminates before the end of the vesting period, the Named Executive Officer may exercise vested options for varying periods after termination (depending on the manner of termination) in accordance with the plan.

(2) Potential Realizable Value represents the difference between an assumed stock price and the exercise price for the number of options granted. The assumed stock price equals the market value of the stock on the grant date appreciating at the indicated rate over the term of the options.

(3) Mr. Montgomery resigned as an officer of the Corporation and the Bank, effective September 30, 1996. All options granted to Mr. Montgomery in 1996 were forfeited upon his resignation.

         The following table sets forth information with regard to exercises of stock options during the fiscal year ended December 31, 1996, by the Named Executive Officers and the 1996 fiscal year-end value of all unexercised options held by them.

                   AGGREGATED OPTION EXERCISES IN FISCAL 1996
                        AND FISCAL YEAR END OPTION VALUES




                                                                                                   VALUE OF UNEXERCISED
                            SHARES ACQUIRED   VALUE REALIZED       NUMBER OF UNEXERCISED          IN-THE-MONEY OPTIONS AT
           NAME             ON EXERCISE (#)         ($)             OPTIONS AT FY-END (#)             FY-END ($) (1)

                                                                EXERCISABLE    UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE

Michael S. Patterson                  -0-             -0-              42,989        41,334          408,005      230,781

H. Leigh Ballance, Jr.                -0-             -0-               3,000        21,256           20,235       93,667

Howard B. Montgomery,                5,870           41,493               -0-           -0-              -0-          -0-
Jr.(2)

Steven R. Ogburn                      -0-             -0-               9,000        23,581           70,125      128,424

Debra L. Lee                          -0-             -0-              13,914        20,482          121,830      108,464

-------------------

(1) Closing price of the Corporation's Common Stock at December 31, 1996 was $16.375.

(2) Mr. Montgomery resigned as an officer of the Corporation and the Bank, effective September 30, 1996.

         EXECUTIVE DEFERRED COMPENSATION AGREEMENTS. Michael S. Patterson, President and Chief Executive Officer of the Corporation and the Bank, entered into a Deferred Compensation Agreement dated March 1, 1992, with the Bank, pursuant to which Mr. Patterson may elect annually to defer up to $30,000 of compensation, to be recorded in an interest-bearing deferred compensation account maintained in his name. Such account shall be paid to Mr. Patterson in approximately equal installments over a ten-year period, with the first installment to be made on or before 30 days following June 30, 2002. Under certain circumstances, Mr. Patterson may elect to postpone such first installment payment until a subsequent date. The Bank may terminate such deferred compensation plan for Mr. Patterson at any time.

         Debra L. Lee, Executive Vice President of the Corporation and the Bank, entered into a Deferred Compensation Agreement dated June 9, 1994, with the Bank, pursuant to which Ms. Lee may elect annually to defer up to $30,000 of compensation, to be recorded in an interest-bearing deferred compensation account maintained in her name. Such account shall be paid to Ms. Lee, at her discretion, upon her voluntary termination of employment or her retirement either in one lump sum after such termination or retirement or in approximately equal installments over a ten-year period, with the first installment to be made on or before 30 days following June 30, 2012. Under certain circumstances, Ms. Lee may elect to postpone such first installment payment until a subsequent date, provided the Bank concurs in such postponement. The Bank may terminate such deferred compensation plan for Ms. Lee at any time.

         The Bank has established a trust to administer and fund the deferred compensation plans for Mr. Patterson and Ms. Lee, and, accordingly, contributes periodically to the trust to fund the plans.

         SUPPLEMENTAL EARLY RETIREMENT PLAN. In January 1996, a Supplemental Early Retirement Plan (the "SERP") was approved by the Board of Directors of the Corporation for the benefit of Michael S. Patterson, President and Chief Executive Officer of the Corporation and the Bank. The SERP is a benefit plan which will provide retirement income for Mr. Patterson, in conjunction with the Bank's 401(k) Plan and Social Security benefits, at an amount equal to 60% of his projected final pay at retirement. The SERP provides for payment by the Corporation of the premiums on a life insurance policy insuring Mr. Patterson's life, which policy will be owned by Mr. Patterson, subject to a collateral assignment to the Corporation to secure repayment of its interest in the cash value of the policy. The SERP includes a deferred compensation arrangement, by which Mr. Patterson will receive a vested interest in 10% of the policy's cash value for each year of service with the Corporation. The SERP took into consideration the five years of service completed by Mr. Patterson on the date of the SERP's implementation, so upon implementation Mr. Patterson immediately was vested in 50% of the policy's cash value. If Mr. Patterson completes four additional years of service with the Corporation, he will be eligible to receive all of the cash value, even if his employment is terminated prior to his retirement. If Mr. Patterson's employment is terminated before completion of four additional years of service due to a change in control of the Corporation, he automatically will become fully vested in 100% of the policy's cash value. The SERP also has the benefit of providing key man coverage on Mr. Patterson.

         EXECUTIVE EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL AGREEMENTS. Mr. Patterson, the Corporation's President and Chief Executive Officer, entered into an employment agreement with the Corporation and the Bank in December 1993. The agreement continues until December 31, 1996, and provides for a base monthly salary as is determined from time to time by the Bank but not less than $10,479, together with certain fringe benefits. In the event of the involuntary termination of his employment by the Corporation without cause, Mr. Patterson is entitled to continue to receive, on a monthly basis for the remainder of the term of the Agreement or 12 months after the date of such termination, whichever is longer, his base monthly salary, all fringe benefits, and an amount equal to the average bonus paid to Mr. Patterson over the prior three years. The Bank's obligation to make such salary payments and to provide such fringe benefits terminates upon Mr. Patterson's death or disability. Mr. Patterson's employment agreement provides for certain payments to him in the event there is a change in control of the Corporation. Specifically, upon a change in control, the term of the agreement is set at three years from the date of the change in control. Further, Mr. Patterson may terminate the agreement upon a change in control of the Corporation if, after one year from the date of such change in control, he determines that he has not been assigned duties commensurate with his duties prior to the change in control under terms or conditions satisfactory to him. If Mr. Patterson so terminates the agreement, the agreement provides that the Corporation will pay to him for the remainder of the term of the agreement an amount equal to 100% of his then base monthly salary, fringe benefits, and an annual amount equal to the average of the bonus paid to Mr. Patterson over the prior three years. The agreement further provides that, unless terminated by the other party, the term automatically is extended for an additional year on the same terms and conditions set forth in the agreement. Consequently, the agreement's term automatically was extended to December 31, 1997.

         H. Leigh Ballance, Jr., an Executive Vice President of the Corporation, entered into an employment agreement with the Corporation and the Bank on April 1, 1995. The agreement continues until April 1, 1998, and provides for a base annual salary as is determined from time to time by the Bank but not less than $116,000, together with certain fringe benefits. In the event of the involuntary termination of his employment by the Corporation without cause, Mr. Ballance is entitled to continue to receive, on a monthly basis for the remainder of the term of the Agreement, his base salary and health and disability insurance coverage. The Bank's obligation to make such salary payments and to provide such fringe benefits terminates upon Mr. Ballance's death or disability. Mr. Ballance's employment agreement provides for certain payments to him in the event there is a change in control of the Corporation. Specifically, upon a change in control, the term of the agreement is set at three years from the date of the change in control. Further, Mr. Ballance may terminate the agreement upon a change in control of the Corporation if, after one year from the date of such change in control, he determines that he has not been assigned duties commensurate with his duties prior to the change in control under terms or conditions satisfactory to him. If Mr. Ballance so terminates the agreement, the agreement provides that the Corporation will pay to him for the remainder of the term of the agreement an amount equal to 100% of his then base monthly salary, fringe benefits, and an annual amount equal to the average of the bonus paid to Mr. Ballance over the prior
                                       13
three years. The agreement further provides that, unless terminated by the other party, the term automatically is extended for an additional year on the same terms and conditions set forth in the agreement.

         Steven R. Ogburn, an Executive Vice President of the Corporation, and Debra L. Lee, Executive Vice President and Chief Financial Officer of the Corporation, each entered into a Change of Control Agreement with the Corporation and the Bank on June 18, 1996. Each agreement continues until June 18, 1998. Each agreement provides that in the event of a termination of the officer's employment in connection with, or within 24 months after, a change of control of the Corporation or the Bank, for reasons other than cause, the officer shall receive an amount equal to two times (i) his or her then current salary plus (ii) the average of the cash bonus paid to the officer by the Bank under the Bank's cash bonus plan during the immediately preceding two years. Further, in such event, the officer shall continue to receive for a period of two years after his or her termination all benefits the officer was receiving and entitled to on his or her termination date, or the officer may elect to receive the dollar equivalent of such benefits. The officer may elect to receive all such payments either in one lump sum or in 24 equal monthly payments. In addition, the officer may terminate the agreement upon a change of control of the Corporation if, within 24 months of such change of control, the officer is assigned duties inconsistent with his or her duties at the time of the change of control, his or her annual base salary is reduced below the amount in effect prior to the change of control, the officer's benefits are reduced below the level prior to the change of control (unless benefits are reduced for all employees), or the officer is transferred to a location more than 50 miles from Raleigh without the officer's consent. Each agreement further provides that, unless terminated by the Corporation and the Bank, notice of which must be given at least 13 months prior to the next anniversary date, the term automatically is extended for an additional two years on the same terms and conditions set forth in the agreement.

PERFORMANCE GRAPH

         The following line graph illustrates the cumulative total shareholder return on the Corporation's Common Stock over the five-year period ending December 31, 1996 and the cumulative total return over the same period of the indexes listed below. Each graph assumes $100 originally invested on December 31, 1991. No dividends were paid by the Bank prior to its holding company reorganization. The Corporation paid a quarterly cash dividend of $.04 per share from the third quarter of 1994 through the second quarter of 1995, a quarterly cash dividend of $.06 per share in the third and fourth quarter of 1995, a quarterly cash dividend of $.07 in the first quarter of 1996, a quarterly cash dividend of $.08 in the second and third quarters of 1996, and a quarterly cash dividend of $.10 in the fourth quarter of 1996. The numbers in the graph assume that all cash dividends were reinvested.

         The graph reflects the Nasdaq U.S. Index, the Standard & Poors 500 Index and a regional peer group index based on the common equity securities of a group of financial institutions in the southeastern United States, which index was prepared by an entity not affiliated with the Corporation.

                             TRIANGLE BANCORP, INC.
                                PERFORMANCE GRAPH




                              1991      1992    1993    1994   1995   1996
                              ----      ----    ----    ----   ----   ----
TRIANGLE BANCORP, INC.         100      123     136     170    247     290
NASDAQ INDEX                   100      116     134     131    185     227
S & P 500 INDEX                100      108     118     120    165     203
REGIONAL PEER GROUP            100      156     179     202    272     332
INDEX(1)


----------------

(1) Includes the following financial institutions: Bank of Granite Corporation, Carolina First Corporation, CCB Financial Corporation, Centura Banks, Inc., Century South Banks, Inc., F & M National Corporation, First Bancorp, First Charter Corporation, Jefferson Bankshares, Inc., LSB Bancshares, Inc., and MainStreet BankGroup, Inc. Allied Bankshares, Inc., First National Bancorp, Premier Bankshares Corporation and United Carolina Bancshares Corporation have been removed from the group as they all have been or are in the process of being acquired. Sources: Fact Set Data Systems, Inc., Center for Research in Security Prices.

INDEBTEDNESS OF MANAGEMENT

         The Corporation has had, and expects to have in the future, banking transactions, including loans, in the ordinary course of business with its and the Bank's directors, executive officers and their associates. In the opinion of management of the Corporation, the outstanding indebtedness and commitments to such individuals were made in the ordinary course of business and on substantially the same terms, including interest rates, collateral, and payment terms, as those prevailing at the same time for comparable transactions with other persons, and do not involve more than the normal risk of collectability or present other unfavorable features. At December 31, 1996, indebtedness of directors and executive officers of the Corporation to Triangle totaled an aggregate of $4,008,000 or 4.6% of shareholders' equity.

TRANSACTIONS WITH MANAGEMENT

         In 1996, the Corporation purchased insurance through Associated Insurers, Inc. ("Associated") as an agent. Robert L. Guthrie, a director of the Corporation, is the President and Chief Executive Officer of Associated. The Corporation paid premiums to Associated in 1996 in the amount of $231,000. Also in 1996, the Corporation paid Clancy & Theys Construction Company $1,760,000 for construction projects for the Corporation's headquarters building and various branch offices. David T. Clancy, a director of the Corporation, is President of Clancy & Theys Construction Company. Office furniture for various of the Bank's offices and the Corporation's headquarters building were purchased from Alfred Williams & Co. for an aggregate price of $284,000 in 1996. J. Blount Williams, a director of the Corporation, is President of Alfred Williams & Co.

         Management of the Corporation believes that the terms of these transactions were at least as favorable to the Corporation as those available from other sources.

              PROPOSAL 3. APPROVAL OF EMPLOYEE STOCK PURCHASE PLAN,
                             AS AMENDED AND RESTATED

         In 1995, the Corporation's Board of Directors adopted the Triangle Bancorp, Inc. Employee Stock Purchase Plan (the "Stock Purchase Plan"). Pursuant to the Plan, eligible employees of the Corporation and its subsidiaries may elect to have the Corporation deduct a certain percentage of their salary to be held in trust and periodically used to purchase Common Stock of the Corporation in the open market at market prices. The purpose of the Stock Purchase Plan generally is to encourage the continued service of employees of the Company and its subsidiaries by giving them an opportunity to become shareholders, or to increase their shareholdings, and to share in the benefit of potential increases in the value of the Common Stock.

         During January 1997, the Corporation's Board of Directors approved, subject to shareholder approval, an amendment and restatement of the Stock Purchase Plan to allow the Stock Purchase Plan to qualify as a stock purchase plan under Section 423 of the Code. As a stock purchase plan qualified under
Section 423 of the Code, eligible employees will receive a tax benefit, as described below. A discussion of the Stock Purchase Plan, as proposed to be amended and restated, follows.

         Persons eligible to participate in the Stock Purchase Plan ("Participants") are all those active employees of the Corporation and its subsidiaries, except persons whose customary employment is 20 hours or less per week. At January 31, 1997, there were a total of 353 employees of the Corporation and its subsidiaries who would be eligible as Participants based on the above criteria.

         The Stock Purchase Plan allows each Participant to specify a dollar amount of compensation to be deducted by the Corporation from the Participant's periodic payment of salary or wages, provided that such deduction does not exceed 10% of a Participant's compensation. Compensation includes salary, bonuses and fringe benefits, and deferred compensation. After deduction, the amount is held in trust by Wachovia Bank & Trust Company (the "Trustee") in an account for the Participant. Deducted amounts will be held in an account with the Trustee for the employee and will be applied toward the purchase of Common Stock. Beginning in July 1997, and every July and January thereafter, the Trustee will purchase as many whole shares of Common Stock as possible with the money held in each Participant's account. The Common Stock purchased will be newly issued shares of Common Stock. No employee may purchase during any calendar year shares having a fair market value in excess of $25,000. Further, no Participant may purchase shares if the purchase would make the Participant the owner of 5% or more of the outstanding shares of Common Stock.

         Purchases of Common Stock will be made by the Trustee every six months on June 30 and December 31. The purchase price per share (the "Purchase Price") of Common Stock will be 85% of the lesser of the "fair market value" of a share of Common Stock on January 1 or June 30, if the purchase is made on June 30, or 85% of the lesser of the "fair marker value" of a share of Common Stock on July 1 or December 31, if the purchase is made on December 31. Thus, Participants will receive a 15% discount on the then market price of the Common Stock. For purposes of the Stock Purchase Plan, the "fair market value" of a share will be the closing price of a share of Common Stock on the Nasdaq National Market System on the purchase date. Shares of Common Stock purchased will be held by the Trustee in the Participant's account until such time as the Participant elects to withdraw the shares. While held in the account by the Trustee, a Participant will be entitled to vote all such shares and receive cash and stock dividends thereon. Additionally, while held in the account, any cash dividends paid on the Common Stock held in the account will automatically be reinvested in newly issued whole shares of Common Stock.

         Under the Code, no taxable income is realized by a Participant for the 15% discount on the purchase price of the Common Stock. No tax deduction may be taken by the Corporation for the discount, however. The Board of Directors believes that this tax advantage will further encourage employees of the Corporation and its subsidiaries to purchase Common Stock of the Corporation, and therefore believes that the proposed amendment to the Stock Purchase Plan is in the best interest of the Corporation and its shareholders.

         A total of 250,000 shares of Common Stock are reserved for purchase under the Stock Purchase Plan. In the event of increases, decreases or changes in the Corporation's outstanding Common Stock resulting from a stock dividend, recapitalization, reclassification, stock split, consolidation, combination or similar event, or resulting from an exchange of shares or merger or other reorganization in which the Corporation is the surviving entity, an appropriate adjustment will be made in the aggregate number of shares which are reserved under the Stock Purchase Plan and in the Purchase Price. In the event of the merger or consolidation or similar reorganization or transaction in which the Corporation is not the surviving entity, shares of the successor entity shall be substituted for shares of Common Stock.

         If the amended and restated Stock Purchase Plan is approved, it will be effective as of July 1, 1997 and Participants may begin deductions under the amended and restated Stock Purchase Plan at that time. Unless earlier terminated by the Board of Directors of the Corporation, the Stock Purchase Plan will terminate on December 31, 2006. A Participant may withdraw from the Stock Participation Plan at any time. Termination of a Participant's employment with the Corporation or its subsidiaries will result in the automatic withdrawal of the Participant from the Stock Purchase Plan.

         The Stock Purchase Plan will be administered by a committee (the "Committee") appointed by and consisting of two or more members of the Corporation's Board of Directors who are not employees of the Corporation or any of its subsidiaries and who are otherwise "disinterested directors" as such term is defined in Rule 16b-3 promulgated under the Exchange Act. Among other things, the Committee is authorized to interpret and establish rules and to make all determinations and take all other actions relating to and reasonable or advisable in administering the Stock Purchase Plan. To the extent permitted by applicable law, members of the Committee will be indemnified by the Corporation for legal expenses and liability incurred in connection with the administration of the Stock Purchase Plan, except for actions or inactions which are not in good faith or which constitute willful misconduct.

         The Board of Directors, upon recommendation of the Committee, may, from time to time, amend, modify, suspend, terminate or discontinue the Stock Purchase Plan without notice. Any modification or amendment of the Stock Purchase Plan that (I) increases the aggregate number of shares of Common Stock reserved under the Stock Purchase Plan, (II) changes the method of determining the Purchase Price, or (III) materially changes the eligibility requirements for participation in the Stock Purchase Plan shall be subject to the approval of the Corporation's shareholders.

         Approval by the shareholders of the Stock Purchase Plan, as amended and restated, is required under the Code. If the Stock Purchase Plan, as amended and restated, is not approved by the shareholders, the Stock Purchase Plan, as it currently exists will remain in effect.

     THE BOARD OF DIRECTORS RECOMMENDS THE SHAREHOLDERS VOTE "FOR" PROPOSAL 3.

     PROPOSAL 4. RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

         The firm of Coopers & Lybrand L.L.P., Certified Public Accountants, has been appointed by the Board of Directors to serve as the Corporation's independent accountants for 1997, and a proposal to ratify that appointment will be introduced at the Annual Meeting. If shareholders do not approve this proposal, the Board of Directors will reconsider the appointment.

         Representatives of Coopers & Lybrand are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" PROPOSAL 4.

                            PROPOSALS OF SHAREHOLDERS

         It currently is expected that the 1998 Annual Meeting will be held during April 1998. Any proposal of a shareholder which is intended to be presented at the 1998 Annual Meeting must be received by the Corporation at its principal executive office in Raleigh, North Carolina, not later than November 28, 1997, in order to be included in the Corporation's proxy statement and form of appointment of proxy to be issued in connection with that meeting.


March 21, 1997

*******************************************************************************
                                    APPENDIX




                         REVOCABLE APPOINTMENT OF PROXY

                             TRIANGLE BANCORP, INC.

                         ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 28, 1997

              Appointment of Proxy Solicited by Board of Directors

The undersigned hereby appoints Steven R. Ogburn, Debra L. Lee and William V. Leaming, Jr., or any of them, with full powers of substitution, to act as attorneys and proxies to vote all shares of common stock of Triangle Bancorp, Inc. (the "Corporation") held of record by the undersigned on March 10, 1997 at the Annual Meeting of Shareholders to be held at the Greenville Hilton, 207 Southwest Greenville Boulevard, Greenville, North Carolina, on Monday, April 28, 1997, at 3:00 P.M., and at any adjournments thereof, as follows:

1. Approval of an amendment to Article III, Section 2 of the Corporation's Bylaws to increase the maximum number of directors of the Corporation from 24 to 26.
        [ ]                            [ ]                         [ ]
         FOR                         AGAINST                    ABSTAIN

2.       Election of directors:
            [ ]                        [ ]
         FOR ALL NOMINEES           WITHHOLD AUTHORITY TO VOTE
         LISTED BELOW               FOR ALL NOMINEES
                                    LISTED BELOW


        For One-Year Terms: Carole S. Anders, Michael A. Maxwell and Patrick H. Pope For Two-Year Terms: William R. Pope and Billy N. Quick, Sr.

        For Three-Year Terms: H. Leigh Ballance, Jr., James P. Godwin, Sr., Wendell H. Murphy, Michael S. Patterson, J. Dal Snipes, N. Johnson Tilghman, Sydnor M. White, Jr., and J. Blount Williams

        Instruction: To withhold your vote for one or more nominees, write the name(s) of such nominee(s) on the line below.





3. Approval of Triangle Bancorp, Inc. Employee Stock Purchase Plan , as amended and restated.
        [ ]                   [ ]                                       [ ]
        FOR                  AGAINST                                  ABSTAIN

4. Ratification of appointment of Coopers & Lybrand L.L.P., as independent public accountants for fiscal 1997:

         [ ]                       [ ]                              [ ]
         FOR                      AGAINST                         ABSTAIN


5. Transaction of any other business that may properly come before the meeting.


The Board of Directors recommends a vote FOR each of the listed proposals.

THIS APPOINTMENT OF PROXY WILL BE VOTED AS DIRECTED. IF NO INSTRUCTIONS ARE GIVEN, THIS APPOINTMENT OF PROXY WILL BE VOTED FOR PROPOSALS 1, 3 AND 4, AND, IN THE ELECTION OF DIRECTORS, BY CASTING AN EQUAL NUMBER OF VOTES FOR EACH NOMINEE LISTED UNDER PROPOSAL 2. IF, AT OR BEFORE THE TIME OF THE MEETING, ANY NOMINEE LISTED UNDER PROPOSAL 2 HAS BECOME UNAVAILABLE FOR ANY REASON, THE PROXIES HAVE THE DISCRETION TO VOTE FOR A SUBSTITUTE NOMINEE.

This appointment of proxy may be revoked at any time before it is exercised by filing with the Secretary of the Corporation either an instrument revoking it or a duly executed appointment of proxy bearing a subsequent date or by attending the Annual Meeting and voting in person.

The undersigned acknowledges receipt from the Corporation, prior to the execution of this appointment of proxy, of the Notice of Annual Meeting, a Proxy Statement dated March 21, 1997, and the 1996 Annual Report to Shareholders.

                                           Dated:





                                              Print Name of Shareholder




                                               Signature of Shareholder


Please date and sign your name exactly as your name appears on this appointment of proxy. If shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If shareholder is a corporation, please sign in full corporate name by the president or other authorized officer. If shareholder is a partnership, please sign in partnership name by authorized person.



         PLEASE COMPLETE, DATE, SIGN AND MAIL THIS APPOINTMENT OF PROXY
                     IN THE ENCLOSED POSTAGE PREPAID ENVELOPE

                                TRIANGLE BANCORP

                                 ANNUAL REPORT
                                      1996

Shareholder Information

Annual Meeting

The Annual Meeting of the shareholders of Triangle Bancorp, Inc. will be held on Monday, April 28, 1997, at the Greenville Hilton, 207 Southwest Greenville Boulevard, Greenville, NC at 3:00 p.m.

Common Stock

At December 31, 1996, the Company had 10,468,036 shares of common stock outstanding which was held by approximately 7,000 shareholders of record. The Company's stock is traded Over-the-Counter on the NASDAQ National Market under the ticker symbol TRBC.

Stock Transfer Agent and Registrar

First Citizens Bank
Stock Transfer Department
2917 Highwoods Boulevard
Raleigh, North Carolina 27604

Independent Accountants

Coopers & Lybrand L.L.P.
Certified Public Accountants
150 Fayetteville Street Mall
Suite 2300
Raleigh, North Carolina 27601

Quarterly Common Stock Prices
and Dividends

The following table sets forth the range of high and low per share sales prices as reported by NASDAQ for the Company's common stock. The table also sets forth per share dividend information for the period indicated. See "Management's Discussion and Analysis of Financial Condition and Results of Operation" contained elsewhere in this report for a description of limitations on the ability of the Company to pay dividends.

Dividend Reinvestment and Stock Purchase Plan

Triangle Bancorp, Inc. has a Dividend Reinvestment and Stock Purchase Plan which allows shareholders to reinvest dividends and buy additional stock in any amount up to $2,000 per quarter after they have made their initial purchase of stock. For further information and an application, contact our Stock Transfer Agent.


About This Report

The 1996 Annual Report is presented using a summary format intended to provide information regarding Triangle Bancorp, Inc.'s financial position and results of operations in a concise manner that will be meaningful and useful to our shareholders. The audited financial statements and detailed analytical schedules are contained in the Triangle Bancorp, Inc. Annual Report on Form 10-K for the year ended December 31, 1996.

Form 10-K

A copy of Triangle Bancorp, Inc.'s Form 10-K Annual Report to the Securities and Exchange Commission for 1996 will be furnished, without charge, upon written request to:

Investor Relations
Triangle Bancorp, Inc.
P.O. Box 31828
Raleigh, North Carolina 27622

Equal Opportunity Employer

As an equal opportunity employer, Triangle Bancorp, Inc. pledges to recruit, hire, train and promote persons in all job classifications, without regard to race, color, religion, sex, national origin, age, disability or veteran status.

Market Makers

Dean Witter Reynolds
Herzog, Heine, Geduld, Inc.
Interstate/Johnson Lane
Legg Mason Wood Walker, Inc.
Raymond James & Associates, Inc.
Robinson Humphrey Co., Inc.
Sandler O'Neill & Partners
Scott & Stringfellow
Wedbush Morgan Securities, Inc.
Wheat First Securities, Inc.

Triangle Bancorp, Inc.

Corporate Headquarters
4300 Glenwood Avenue
Raleigh, NC 27612
(919) 881-0455

                           1996                        1995
                   High    Low    Dividend      High   Low    Dividend

First Quarter     16.00    13.88    .07        10.75    9.13     .03
Second Quarter    15.00    13.50    .08        10.75    9.00     .03
Third Quarter     15.25    13.50    .08        14.75    10.00    .05
Fourth Quarter    16.38    14.50    .10        15.25    11.75    .06

                   (Full page photo appears here)

(Bar graph appears here with the following plot points.)

  92        93        94        95        96
$6.75     $7.50     $10.00    $14.25     $16.38
------------------------------------------------
ANNUAL STOCK PRICE


(Bar graph appears here with the following plot points.)

 92        93        94        95         96
$471      $681      $742      $854       $971
------------------------------------------------
TOTAL ASSETS
(in millions)


(Bar graph appears here with the following plot points.)

   92        93        94        95        96
   $3        $4        $4        $8       $11
------------------------------------------------
NET INCOME
(in millions)


(Bar graph appears here with the following plot points.)

   92        93        94        95        96
 $0.38     $0.47      $0.41     $0.73     $1.04
------------------------------------------------
FULLY DILUTED EARNINGS
PER SHARE



Selected Consolidated Financial Information
--------------------------------------------------------------------------------

                                                             1996         1995        1994       1993         1992


At Period End (in thousands)
         Loans                                              $639,718    $559,707    $467,842   $ 395,398   $ 274,895
         Securities Available for Sale                       146,086     127,904     102,427       --         --
         Securities Held to Maturity                          97,112      76,285      75,899     173,198     127,951
         Total Assets                                        971,105     853,928     742,438     681,131     470,615
         Total Deposits                                      847,764     714,590     636,276     583,571     407,890
         Advances from the Federal Home Loan Bank             10,000      19,500      10,500       5,500      --
         Subordinated Debentures                                --          --         2,000       6,720       2,000
         Shareholders' Equity                               $ 86,896    $ 79,407    $ 68,306    $ 65,304    $ 50,487

Summary of Operations (in thousands)
         Net Interest Income                                $ 40,256    $ 35,101    $ 30,601    $ 21,213    $ 18,990
         Provision for Loan Losses                             2,100         428       1,250       2,147       1,905
         Noninterest Income                                    8,494       8,066       5,758       6,278       4,558
         Noninterest Expense                                  29,169      30,719      28,719      20,492      18,035
         Net Income                                         $ 11,301    $  7,858    $  4,182    $  3,855       3,122

Per Share Data
         Primary Earnings per Share                         $   1.05    $   0.74    $   0.41    $   0.47    $   0.38
         Fully Diluted Earnings per Share                   $   1.04    $   0.73    $   0.41    $   0.47    $   0.38
         Book Value                                         $   8.30    $   7.62    $   6.70    $   6.62    $   6.27
         Cash Dividends                                     $   0.31    $   0.17    $   0.07    $   0.02    $   0.01

Selected Ratios
         Return on Average Assets                               1.22%       1.00%       0.60%       0.78%       0.69%
         Return on Average Equity                              13.63%      10.63%       6.21%       7.25%       6.33%
         Shareholders' Equity/Total Assets                      8.95%       9.30%       9.20%       9.59%      10.73%


Dear Shareholders

It is with a great deal of pride that we present the 1996 operating results for Triangle Bancorp. For the year, net income grew by 43% from $7.9 million in 1995 to $11.3 million in 1996. Total assets grew from $854 million to $971 million, an increase of 14%. As we stated in our 1995 report to you, our primary goal during 1996 was to achieve the earnings potential made possible by our merger and acquisition activity in 1995. We believe the operating results outlined in this report show we were successful in achieving our goal. We were especially pleased with our growth in fully diluted earnings per share, which grew by 42% from $.73 cents per share in 1995 to $1.04 per share in 1996, and the improvement in our return on average equity, which grew from 10.6% in 1995 to 13.6% in 1996. Due to these positive operating results, the board of directors increased the annualized cash dividend from $.24 cents per share in the fourth quarter of 1995 to $.40 cents per share in the fourth quarter of 1996, an increase of 67%. As a result, we paid out $3.3 million in cash dividends, 29% of net income, to our shareholders in 1996 compared to $1.8 million, 22% of net income, in 1995.
         Merger and acquisition activity abated in 1996 compared to the prior year, but was still quite active. In the first quarter of 1996, we purchased four offices of Raleigh Federal Savings Bank from First Union National Bank, acquiring deposits totaling approximately $55 million. These offices allowed us to enter into two new markets, Mount Olive and Clayton, and to consolidate two offices into existing branches in Benson and Havelock. In June, we simultaneously divested our office in Elizabeth City and acquired an office of Southern Bank in Scotland Neck, which we immediately consolidated into our existing office there. During the fourth quarter, we acquired Granville United Bank, headquartered in Oxford, NC. They operated two offices in Oxford and one in Creedmoor, with approximately $60 million in total assets. We believe these acquisitions were good additions to our branch network and will be accretive to earnings per share in 1997.
         In keeping with our strategy to improve market share in rapidly growing markets, we opened additional offices in Fayetteville, Greenville, New Bern and Raleigh. We also constructed new main offices in New Bern, Fuquay-Varina and Raleigh to serve our expanding customer base in these growing markets. With the addition of these new offices and the acquired offices, we increased our total banking facilities from 37 at year end 1995 to 44 offices at year end 1996.
         In addition to developing our branch network, we expanded other ways in which customers can do business with our bank. We increased the number of proprietary ATMs from 18 in December 1995 to 26 at year end 1996. Our voice response system, VoiceLink, which handled over 580,000 calls in 1996 was expanded in the second quarter of 1996 by adding a HelpDesk option to handle customer inquiries. It is now handling over 5,000 customer service calls per month, and we expect this to continue to grow in 1997. To enhance our line of business products, we added BusinessPay, a service which enables our customers to originate ACH transactions, to our cash management services. During the first quarter of 1997, we will add Business Online, an online PC access service, to enable business customers to do a multitude of electronic transactions from the convenience of their offices.
         During 1997 we will continue to look for ways to improve convenience for our customers, while at the same time lowering our cost of delivering financial services. We will significantly increase our ATM network by adding machines at existing offices and opening strategically located off-site cash dispensing machines. We also have entered into an agreement with Winn Dixie Supermarkets to open a minimum of six full service offices in stores located within our existing market area. These branches will provide a full range of services and expanded banking hours for our current customers, while giving us the opportunity to market our products and services to a large number of potential customers. If these stores meet our projections in 1997, we will expand the number of in-store offices throughout our market area in 1998. We believe this is an excellent way to expand our branch network at a lower cost than traditional branches and to offer expanded hours for our customers.
         During 1997 we also plan to expand our technology-based services. During the first quarter, we will introduce our site on the Internet at "www.trianglebank.com." This will allow existing and potential customers to get information on bank services, begin new relationships with us, and review shareholder information. We also are exploring the possibility of offering online banking for retail customers in the second half of the year. However, we will not lose sight of our commitment to superior personal service and working with our customers on a one-to-one basis. As larger financial institutions move toward a centralized and impersonal way of dealing with their customers, we feel a significant opportunity will be created for us to continue to differentiate our level of personal service as a super community bank. We strongly believe our commitment to personal service is the main reason we have experienced such positive growth trends in loans, deposits and profitability since our bank began in 1988. We are committed to protecting and building on this competitive advantage.

(Photo appears here with the following caption)



Michael S. Patterson
Chairman, President and CEO,
Triangle Bancorp, Inc. and
Triangle Bank


Triangle Bancorp, Inc. and Subsidiary                                          3

         As we look to the future of our company, we believe the consolidation of our industry will continue at a rapid pace for the remainder of this decade. In North Carolina alone, the number of chartered commercial banks has declined from 57 at year end 1993 to 47 at year end 1996. During this time, we have merged five community banks into Triangle Bank, while growing from the 17th largest bank in the State, with $302 million in assets to the 10th largest bank with $971 million in assets. This merger strategy has significantly increased shareholder value as our stock price has increased from $7.25 per share on December 31, 1993 to $16.38 on December 31, 1996, an increase of 126%. During this same time, the market capitalization for our company has grown from $30 million to $174 million, an increase of 480%. This strategy has been beneficial for our shareholders and we plan to continue pursuing merger and acquisition opportunities in 1997. In addition, we will actively seek non-bank acquisitions to diversify our income sources.
         In closing, we remain confident that Triangle Bancorp will build upon its past successes to become one of the finest super community banking franchises in North Carolina and the Southeast. We are committed to our mission of providing superior returns for shareholders, exceptional products and service for customers and career opportunities for employees. We sincerely appreciate the support of our shareholders and encourage your attendance at our annual meeting in Greenville, North Carolina on April 28.

Sincerely,

(signature of Michael S. Patterson appears here)

Michael S. Patterson
Chairman, President
and CEO


(Photo appears here with the following caption)
(Left to Right)
H. Leigh Ballance, Executive Vice
President; Debra L. Lee, Executive Vice
President; Steven R. Ogburn, Executive
Vice President

Building on Success

As results show, 1996 was a good year for Triangle Bank. We enter 1997 strongly positioned for future growth and to take advantage of opportunities as they arise. With total assets ranking 10th among the banks in North Carolina, we stand, depending on your perspective, as the largest of the small or the smallest of the large banks in the State. Our perspective is that we are large enough to serve your financial needs and yet small enough to value the opportunity to offer personal service to you. We also enjoy favorable positioning in a literal sense, with branches spread throughout one of the nation's best areas for business. Certainly when executive vice president and banking group director Leigh Ballance says, "We are in the right place at the right time," he means all of the above and more. He alludes to the fact that approximately 67% of Triangle Bank's assets are held in Metropolitan Statistical Areas (MSAs). MSAs are urbanized areas, cities with 50,000 people or more or a total metropolitan population of 100,000 or more, as identified by the U.S. Office of Management and Budget. These areas are important to our future as they are noted for having favorable business conditions and a strong probability for growth in the coming years. We have invested in these areas, which over the long-run should yield above average asset growth.
         Staying positioned is a dynamic process. Paradoxically, the success of banks today depends on their ability to manage constant change. That is why we will continue the development of new products and services, ones our customers need and demand. We also will use technology and advanced marketing techniques to fuel growth and increase profitability.
         What does 1997 hold? ... a focus on service delivery, technology, training and new customer-driven marketing efforts. In each of these areas, we see growth and opportunity in 1997. We are implementing strategies to enhance 1) service delivery to current customers, thereby earning their continued loyalty;
2) the use of technology in delivering fast, efficient service to keep pace with our customers' needs; 3) the depth and extent of our training efforts to ensure our staff members are fully prepared; and 4) the overall effectiveness of our marketing efforts, thereby attracting new customers and ensuring that current customers are fully banked with the financial products and services they need.
         In recent years we have grown to a great extent through mergers and acquisitions, a strategy we will continue to pursue when opportunities present themselves. In 1997, however, we also will focus our attention on a number of cost-effective ways to increase profitability.


Triangle Bancorp, Inc. and Subsidiary                                          5

Service


         "...personal service without the big bank
              bureaucratic syndrome."
                           -Wilmington, NC


         "...Down home service like no other institution:
 Excellent!!!."
                           -Lillington, NC

         "...the neighborhood atmosphere...
very personal and warm."
                                    -Durham, NC


"...I have done business
with banks all over the
U.S. from VA to AZ, now
NC. Your bank is just as
aggressive and the
service is as good as
any bank around!"

-Havelock, NC

                                                (Photo appears here with the
                                                following caption)
                                                Zane Sosna, banking center
                                                manager at our Garner office,
                                                has been recognized for
                                                providing customers with
                                                exemplary service.

As everyone knows, service has been and still is the business watchword of the '90s. As our customer base grows, we will continue to offer the superior level of customer service our customers have come to expect at Triangle Bank. How do we know they expect and appreciate it? In addition to listening to them, in each of our offices, customers can pick up survey cards which read, "We'd Like Your View Of How We're Doing." These cards are sent to the president of the bank for his review and are then forwarded to the appropriate bankers for follow-up. Sometimes our customers let us know where there is a concern or a new service they would like us to consider offering, but more often than not, they say things like "I'd specifically like to comment on...the helping hand the people give. You can't beat the people at Triangle Bank....Coming to Triangle Bank isn't like going to the bank. It's like dropping in on your friends." Comments like this reflect the results of our focus on customer service.
         In a rapidly growing organization operating in a changing business environment, keeping this standard of service can be a challenge. In order to address this concern, in 1996, we stepped up our training efforts, enhanced our branch shopping program, and re-doubled our efforts to recognize and reward superior customer service.
         This year, approximately two-thirds of our staff members participated in training programs at Triangle Bank. With classes ranging from basics such as, "Opening New Accounts" and "Introduction to Sales and Service" to more advanced programs, "Relationship Selling" and "Consumer Loan School," bankers received the instruction they needed in order to not only meet but exceed the expectations of their customers.
         Personal service will always be our hallmark. However, as we go forward, we also will rely on cost-effective technology to maintain or improve convenience and speed in doing business with Triangle Bank. As the needs and expectations of our customers grow, we will keep pace with new products and delivery systems that meet their needs.
         One solution to improving
service delivery has been the implementation and upgrading of service delivery by phone. For the past two years, VoiceLink, our voice response system, has provided customers a fast, convenient way to carry out many account tasks directly over the phone. By so doing, VoiceLink has allowed our sales staff to spend more time with customers to meet their needs and develop new business. In early 1996, we enhanced VoiceLink by

Triangle Bancorp, Inc. and Subsidiary                                          7

Technology


(Photo appears here with the following caption)
Sandra Temple, branch operations
manager, led the way in the start-up
and success of our HelpDesk.

adding a staffed HelpDesk. This offers person-to-person assistance to customers with questions or requests which cannot be handled through VoiceLink. It is manned by experienced customer service representatives for extended hours from 7 a.m. until 7 p.m. Monday through Friday and from 9 a.m. until 12:00 noon on Saturdays. At this time, VoiceLink receives nearly 30,000 calls a month, with over 5,000 of these calls choosing the HelpDesk option. And, we are constantly on the lookout for ways to improve service through improving the system and enhancing its efficiency and effectiveness in serving customers.
         We will continue to enhance in-branch service in our current offices and will open new offices in 1997. Some of them will be smaller, cost-effective in-store branches in Winn-Dixie supermarkets. These offices will provide additional convenience for our current customers and will make our bank more accessible to a greater number of prospective customers. The first in-store branch is scheduled to open in April 1997.
         Other service delivery improvements on the consumer side include the further expansion of our proprietary ATM network within our branch system and beyond. ATMs are most successful when placed in areas of high traffic where there is a need for cash.
Using market analysis, we will determine the best locations and will increase the convenience of banking with us through increased market presence and accessibility.
         In the area of service delivery to commercial customers, including small businesses, the convenience of online banking services is already becoming a reality.
         Within the last six months, we have introduced ACH Origination (Automated Clearing House), which allows direct deposit of payments, markedly reducing the cost of check handling and improving cash flow. Another online commercial product which will be introduced in early 1997, Business Online, gives clients instant access to their business accounts and allows them to transfer funds, check loan balances, get information needed for tax returns--in short, to carry on banking from their place of business. We're enthusiastic about the dramatic savings of time and enhanced convenience these services afford our customers.
         To help determine the need to develop online banking, in January 1997 we will survey our customers and find out what their desire is for this service. If a significant number of customers request it, 1997 will see Triangle's entry into online banking.

Triangle Bancorp, Inc. and Subsidiary                                          9

Training

Our marketing is driven by the concerns of our customers. In 1997, we will more fully utilize our database of information about our customers called an MCIF (Marketing Customer Information File). This system organizes demographic information about customers, including the bank services and products they have, into a format which enables us to determine and meet their needs more effectively. For two years, it has helped provide the bottom line for our marketing efforts in more than one sense. From the start, the system has been consistently maintained, updated and upgraded, in order to be used for marketing campaigns and targeted direct mail programs. In 1997, our Marketing Department will push the limits of the capabilities of the MCIF, with the help of scientific market analysis, to draw profiles of customer relationships and use them to measure profitability and to ascertain our customers' propensity to need and purchase additional financial services. This information will form the basis of "1 to 1" marketing efforts through database management. Our Marketing Department will further seek new customers by using purchased databases of non-customers who match the profiles of Triangle's most profitable customer relationships. This increased use of our MCIF's capabilities is one reason we expect 1997 to be a banner year for selling and cross-selling bank services.
         Early in 1997, we will intro-duce Triangle Bank's web site at www.trianglebank.com. A presence on the World Wide Web is particularly important in serving the needs of one of our primary markets, the Research Triangle area, where our headquarters is located and where we have a considerable investment. Our web site will give easy access to information for current and prospective customers, shareholders, employees and others who are interested in finding out more about Triangle Bank and Triangle Bancorp. The Internet may prove to be our most cost-effective marketing medium and certainly foreshadows the advent of online banking as a delivery system of choice for those with crowded schedules. However, even in the absence of complete online

(Photo appears here with the following caption)


The Training Department, represented
by Susan Parent (l) and Cheryl Hill (r), is preparing bank employees to meet the growing needs of our customers and the challenges of an ever-changing work environment.

(Photo appears here)



Triangle Bancorp, Inc. and Subsidiary                                         11
banking, our web site will put information about us at the fingertips of people who are interested in Triangle Bank and who are "connected."
         All of these efforts will be backed up by internal systems that have been created to track, recognize and reward sales and service efforts through telemarketing, in-store branches, or traditional branch offices. We'll develop an even better understanding of which sales efforts our customers appreciate the most based on their responsiveness.
         Even in light of these investments in technology and the introduction of delivery systems that make it easy for our customers to not come into our bank, day in and day out, we never lose sight of the fact that banking is about people. Every day from the windows of our corporate headquarters on Glenwood Avenue in Raleigh, we see thousands of cars headed for Durham, the Research Triangle Park, Chapel Hill, and points west, thousands more headed for downtown, north Raleigh and points east. We see the traffic as both a symptom and a symbol of the frantic pace and busy quality of lifestyles today, with problems and opportunities almost inseparably intertwined.
         We know the future of Triangle Bank is secure as long as we reach out to people who have hopes and dreams and the desire for a bright future. We will spend 1997 trying to serve more of them, to serve them better, to help them sort out their financial questions and issues, and to help them save time as well as money.


(Photo appears here with the following caption)
Kristie Jones (l) and Susan L. Fonville (r) head up the "1 to 1" marketing efforts of database management and direct marketing as well as the development and on-going management of the Bank's web site.

Marketing

(Photo appears here)


Triangle Bancorp, Inc. and Subsidiary                                         13

Management's Discussion and Analysis of Financial
Condition and Results of Operations

Highlights

In early 1996, Triangle Bancorp, Inc. (the "Company") completed the purchase of four branch offices and approximately $55 million in deposits from First Union National Bank of North Carolina ("First Union"). This transaction was accounted for as a purchase, therefore, the operations of these branches are reflected only from the date of purchase.

Also during 1996, the Company acquired Granville
United Bank with assets of approximately $60 million. This acquisition was accounted for using the pooling-of-interests method of accounting, therefore, all historical information has been restated to reflect the operations of the combined institutions. As a result, the Company's total assets and net income for December 31, 1995 have been restated from $795 million to $854 million, and from $7.4 million to $7.9 million, respectively.

During 1996, the Company's
total assets grew to $971 million from $854 million at December 31, 1995. The growth in assets of 14% reflects internal deposit growth as well as the acquisition of the First Union deposits. These funds were principally invested in loans as demand was strong for most of the year. The remaining funds were invested in securities as the liquidity of the balance sheet increased through the year. Earnings increased $3.4 million or 43% due to increased earning assets, increased service charges on deposit accounts and a reduction in noninterest expenses.

The returns on average assets and equity were 1.22% and 13.63%, respectively, for 1996, as compared to 1.00% and 10.63%, respectively, for 1995. Fully diluted earnings per share were $1.04 and $0.73 for 1996 and 1995, respectively, an increase of 42%.

Earnings Analysis

Net Interest Income
Net interest income, the principal source of the Company's earnings, is the amount of income generated by earning assets (primarily loans and investment securities) less the total interest cost of the funds obtained to carry them (primarily deposits). The volume, rate and mix of both earning assets and related funding sources determine net interest income.
Net interest income for 1996 increased to $40.3 million from $35.1 million for 1995. This 15% increase primarily reflects an increase in the volume of earning assets of $133 million while interest-bearing liabilities increased only $120 million. This positive impact was offset slightly by a decrease in the net interest margin from 4.92% to 4.76%.
For 1995, the Company's net interest income was $35.1 million, an increase of 15% or $4.5 million over 1994. The increase primarily reflects an increase in the net yield on earning assets of 10 basis points from 4.82% in 1994 to 4.92% in 1995. Net interest income was favorably impacted by growth in the volume of earning assets, primarily loans, which exceeded the volume growth in interest bearing liabilities by $28 million. This volume growth was offset somewhat by the fact that the yield on interest earning assets rose 78 basis points, whereas the cost of interest-bearing liabilities increased by 92 basis points.


(Bar graph appears here with the following plot points.)


                            Return on Average Equity
                                    (percent)

                    92        93        94        95        96
                   6.33      7.25      6.21      10.63     13.63

Provision for Loan Losses

The provision for loan losses for 1996 was $2.1 million, a significant increase over the provision for 1995. This increase reflects the significant growth in the loan portfolio during 1996. The Company continues to maintain adequate levels of coverage for nonperforming assets as well as general reserves for the portfolio as described further in the loans section of this report.

The 1995
provision for loan losses of $428,000 was 66% lower than the 1994 provision of $1.3 million. The Company's loan loss reserve calculation continued to show adequate reserve levels in 1995 as the loan portfolio demonstrated improving quality and reductions in nonperforming assets.

Noninterest Income

Noninterest income for 1996 was $8.5 million versus $8.1 million for 1995, a 5% increase. This increase resulted primarily from an increase in service charges on deposit accounts as transaction deposit accounts increased significantly during 1996. Other service charges decreased since 1995 as the mortgage servicing portfolio was sold during late 1995. The gain on the sale of that portfolio of $529,000 was nearly matched by a gain of $558,000 on the sale of deposits of approximately $8 million during the second quarter of 1996. Finally, other operating income was reduced during 1996 as a result of the loss on the sale of certain fixed assets of acquired organizations.

Noninterest income
increased $2.3 million or 41% in 1995 because of a decrease in losses on sales of securities of $1.7 million and a $529,000 gain on the sale of the mortgage servicing portfolio. In addition, the Company incurred a $402,000 market valuation loss on loans held for sale during 1994 that did not reoccur in 1995. Other service charges, commission and fees were down $250,000 due primarily to a decrease in origination income on mortgage loans.

Noninterest Expense

Noninterest expenses of $29.2 million for 1996 decreased from $30.7 million for 1995. This decrease is due to the reduction of merger expenses and other professional services. Absent the merger expenses, noninterest expenses increased by 2%. This small increase, relative to a 14% increase in assets, is primarily a result of increased intangible amortization expenses from the First Union transaction and increased facilities expenses as a new main office was purchased and 4 additional branch sites were acquired or constructed during 1996. These increases were offset by gaining the efficiencies of combining the operations of merged companies.

Noninterest expenses in 1995 were $30.7 million, an increase of $2 million or 7% over 1994. The increase was primarily in merger related expenses as they exceeded the 1994 level by $1.7 million. Other increases were seen in equipment (due to investment in technological improvements), amortization of intangible assets, professional fees, advertising and office expenses. Noninterest expenses that decreased included salaries and benefits, occupancy, Federal deposit insurance expense and other expenses. These decreases are due to efficiencies seen as a result of merging five institutions into one and a deposit insurance rate decrease during the year.


(Bar graph appears here with the following plot points.)

                            Return on Average Assets
                                    (percent)

                    92        93        94        95        96
                   0.69      0.78      0.60      1.00      1.22



Triangle Bancorp, Inc. and Subsidiary                                         15

Income Taxes

The Company's income tax expense for 1996 was approximately 35% of income. This level is less than the expected combined state and federal statutory rates due to tax exempt securities, held as well as the adjustment of the deferred tax asset to reflect current tax rates.

During 1995 and 1994, the Company's income tax expense approximated the federal statutory rate. No state tax expense was recorded due to the use of net operating loss carryforwards, which were fully utilized in 1995.

Balance Sheet Analysis

The Company's total assets increased from $854 million in 1995 to $971 million in 1996, a 14% increase. This growth, reflected primarily in the loan and investment portfolios, was funded by additional deposits. The Company continued to have a strong ratio of average earning assets to total average assets of 91%.

Loans

The loan portfolio constitutes the Company's largest earning asset. During 1996, average net loans increased by $104 million over the 1995 level of $512 million. This increase was due to strong loan demand throughout the year in many of the Company's service areas.
Nonperforming assets at December 31, 1996 of $4.3 million increased by $1.2 million from December 31, 1995. Net charge-offs for 1996 were .16% of average loans versus .20% for 1995. As a percentage of gross loans and other real estate owned, nonperforming assets were .66% as of December 31, 1996 versus .54% at December 31, 1995. While nonperforming assets have increased slightly, these levels are considered to be relatively low compared to industry averages. The components of nonperforming assets are nonaccrual loans, loans over 90 days or more past due and other real estate owned.
The classification "nonaccrual" identifies those loans which management recognizes as collection problems, but which have not been identified as losses. Loans are placed on nonaccrual status when payments of interest and/or principal have remained delinquent for a period of 90 days or more or when management's evaluation indicates probable default prior to the 90 day delinquency period, unless the loan is both well secured and in the process of collection. The Company's credit policy does not allow new funds to be committed to borrowers who have credits in nonaccrual status.
A loan is considered impaired based on current information and events, if it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. The measurement of impaired loans is generally based on the present value of expected future cash flows discounted at the historical effective interest rate, except that collateral-dependent loans are measured for impairment based on the fair value of the collateral. During 1996 and 1995, the Company did not have a significant investment in loans determined to be impaired.
There are no loans, other than those included in non-performing assets, that (i) represent or result from trends or uncertainties which management reasonably expects will


(Bar graph appears here with the following plot points.)

                                      Loans
                                  (in millions)

                    92        93        94        95        96
                   $275      $395      $468      $560      $640
materially impact future operating results, liquidity, or capital resources, or
(ii) represent material credits about which management is aware of any information which causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms.
The adequacy of the allowance for loan losses is monitored by management through an internal loan review process. Among the factors determining the level of the allowance are loan growth, projected net charge-offs, the amount of non-performing and past due loans and current and anticipated economic conditions.
The allowance for loan losses at December 31, 1996 was 1.50% of gross loans (1.53% in 1995) and 227% of nonperforming assets (283% in 1995). While nonperforming assets have increased slightly during 1996 and the coverage ratios noted above have decreased during 1996, based on information currently available to management as described in the previous paragraph, the allowance for loan losses is believed to be adequate. However, future additions to the allowance may be necessary based on changes in economic conditions or the circumstances of individual borrowers which may impact borrowers' ability to repay their loans.

Securities, Federal Funds Sold and Interest Bearing Deposits

Securities, Federal funds sold and interest bearing deposits at the end of 1996 totaled $245 million, compared to $208 million at December 31, 1995. Securities available for sale increased $18 million and securities held to maturity increased $21 million. Approximately 80% of the portfolio represents US Treasury and Agency obligations, while municipal obligations represent approximately 11% of the portfolio.

Deposits

Deposits increased $133 million to $848 million at December 31, 1996, compared to $715 million at December 31, 1995. This growth was found in all categories of deposits except interest bearing demand. Approximately $55 million of this growth relates to the acquisition of the First Union deposits in early 1996. The remaining increase is a result of steady growth of the existing offices, including those opened during the year.

Other Borrowings

Short-term debt consists of Federal funds purchased and securities sold under agreement to repurchase such securities ("repurchase agreements") and decreased by 68% to $16 million at the end of 1996. This decrease is explained primarily by $20 million in short-term borrowings maintained at the end of 1995 in preparation for the First Union acquisition. The acquisition of the deposit liabilities provided adequate cash to repay this short-term borrowing in early 1996. The remainder of the decrease is reflected as an increase in long-term borrowings as Federal Home Loan Bank advances were obtained for greater than one year.

Capital

The Company's primary source of new capital is retained earnings. Management feels the Company has other funding sources if needed, including the ability to issue additional common stock or debt. The adequacy of capital is reviewed regularly, in light of


(Bar graph appears here with the following plot points.)

                                    Deposits
                                  (in millions)

                    92        93        94        95        96
                   $408      $584      $636      $715      $848


Triangle Bancorp, Inc. and Subsidiary                                         17
current plans and economic conditions, to ensure that sufficient capital is available for current and future needs, to minimize the Company's cost of capital and to assure compliance with regulatory requirements.

Current Federal
regulations require that the Bank maintain a minimum ratio of total capital to risk weighted assets of 8%, with at least 4% being in the form of Tier I capital, as defined in the regulations. In addition, the Bank must maintain a leverage ratio of 4%. As of December 31, 1996, the Bank's capital exceeded the current capital requirements. The Bank currently expects to continue to exceed these minimums without altering current operations or strategy.

The Company
recognizes the need to balance the retention of sufficient capital to support future growth, meet regulatory requirements and provide shareholders with a current cash return on their investment. As a result, for the years ended December 31, 1996 and 1995, cash dividends paid were 29% and 22% of earnings, respectively.

Asset and Liability Management

The largest component of the Company's earnings is net interest income, which can fluctuate widely when significant interest rate movements occur. Management is responsible for minimizing the Company's exposure to interest rate risk and assuring an adequate level of liquidity.

To mitigate the impact of interest rate
movements, the balance sheet must be structured so that repricing opportunities exist for both assets and liabilities in generally equivalent amounts at approximately the same time intervals. Imbalances in these repricing opportunities at any point in time constitute interest rate sensitivity. Interest rate sensitivity management measures the potential exposure to fluctuating interest rates. The Company's objective in managing interest rate sensitivity is to achieve reasonable stability in the net interest margin throughout economic and interest rate cycles by maintaining the proper balance of rate sensitive assets and liabilities. The major factors that are used to manage interest rate risk include the mix of fixed and floating interest rates, pricing, and maturity patterns of all asset and liability accounts. Management regularly reviews the Company's sensitivity position and evaluates alternative sources and uses of funds.

The Company's interest sensitivity is monitored using computer simulation programs which analyze the effect of various rate environments on the Company's net interest margin. In modeling the interest sensitivity of the Company's balance sheet, assumptions must be made concerning the repricing of nonmaturing liabilities such as deposit transaction accounts. Management has concluded that the historical experience of the Company and the industry in general provide the best basis for determining the repricing characteristics of these accounts. Accordingly, management places a portion of transaction account balances as repricing immediately and the remainder in the one to five year time period. Using these assumptions, the Company's interest sensitivity within a one year time frame reflects a positive impact on net interest income in a rising interest rate environment. The Company has historically monitored its interest sensitivity within an acceptable range in both rising and falling interest rate environments and keeps its exposure to changing rates to a manageable level.


To ensure that sufficient funds are
available for loan growth and deposit withdrawals, as well as to provide for general needs, the Company must maintain an adequate level of liquidity. Both assets and liabilities provide sources of liquidity. Asset liquidity comes from the Company's ability to convert short-term investments into cash and from the maturity and repayment of loans and investment securities. Liability liquidity


(Bar graph appears here with the following plot points.)

                             Net Charge-offs as % of
                                 Average Loans

                    92        93        94        95        96
                   0.63      0.27      0.68      0.20      0.16
is provided by the Company's ability to attract deposits and borrow against unencumbered assets. The primary source of liability liquidity is the Company's customer base which provides core deposit growth. The overall liquidity position of the Company is closely monitored and evaluated regularly by management. Management believes the Company's liquidity sources at December 31, 1996 are adequate to meet its operating needs.

Effect of Changing Prices

The results of operations and financial condition presented in this report are based on historical cost information and are unadjusted for the effects of inflation. Since the assets and liabilities of banks are primarily monetary in nature (payable in fixed, determinable amounts) the performance of the Company is affected more by changes in interest rates than by inflation. Interest rates generally increase as the rate of inflation increases, but the magnitude of the change in rates may be inconsistent. While the effect of inflation on banks is normally not as significant as is its influence on those businesses which have large investments in plant and inventories, it does have an effect during periods of high inflation. There are normally corresponding increases in the money supply, and banks will normally experience above-average growth in assets, loans and deposits. Also, increases in the price of goods and services generally will result in increased operating expenses. Inflation has not been a significant factor in the Company's operations to date as the inflation rate has been moderate since its inception.

Report of Independent Accountants

The Board of Directors and Shareholders
Triangle Bancorp, Inc.

We have audited, in accordance with generally accepted auditing standards, the consolidated balance sheets of Triangle Bancorp, Inc. and subsidiary, as of December 31, 1996 and 1995 and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996 (not presented herein); and in our report dated January 20, 1997, we expressed an unqualified opinion on those consolidated financial statements.

In our opinion, the information set forth in the accompanying condensed consolidated financial statements (included on pages 20 and 21 herein) is fairly stated, in all material respects, in relation to the consolidated financial statements from which it has been derived.


/s/ Coopers & Lybrand L.L.P.
Coopers & Lybrand L.L.P.
Raleigh, North Carolina
January 20, 1997


(Bar graph appears here with the following plot points.)

                                Efficiency Ratio
                                    (percent)

                    92        93        94        95        96
                   76.6      74.5      79.0      71.2      59.8




Triangle Bancorp, Inc. and Subsidiary                                         19

Condensed Consolidated Balance Sheets

December 31, 1996 and 1995


                                                                          1996              1995
                                                                       (in thousands, except share data)

ASSETS
Cash and due from banks                                                 $ 34,615           $ 41,679
Federal funds sold                                                         1,011              2,815
Interest-bearing deposits in banks                                           879              1,128
Securities available for sale                                            146,086            127,904
Securities held to maturity, estimated market
         value $97,667 in 1996 and $79,752 in 1995                        97,112             76,285
Loans held for sale                                                        2,413              3,497
Loans, less allowance for loan losses of
         $9,715 in 1996 and $8,685 in 1995                               639,718            559,707
Premises and equipment, net                                               20,181             15,554
Interest receivable                                                        8,813              7,619
Deferred income taxes                                                      6,700              6,019
Intangible assets, net                                                    11,654              9,124
Other assets                                                               1,923              2,595
                                                                        $971,105           $853,926
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
         Noninterest-bearing demand                                     $139,905           $126,377
         Interest-bearing demand                                          83,961             88,956
         Savings and money market accounts                               181,659             9,500
         Large denomination certificates of deposit                       61,684             48,673
         Other time                                                      380,555            301,084
                  Total deposits                                         847,764            714,590

Short-term debt                                                           15,962             49,421
Other borrowings                                                          10,000
Interest payable                                                           6,593              6,254
Other liabilities                                                          3,890              4,254
                  Total liabilities                                      884,209            774,519

Shareholders' equity:
         Common stock; no par value; 20,000,000 shares
           authorized;10,468,036 shares and 10,416,078
           shares issued an outstanding at December 31,
           1996 and 1995, respectively                                    61,544             61,297
         Retained earnings                                                25,245             17,221
         Net unrealized gains on securities available for sale               107                889
                  Total shareholders' equity                              86,896             79,407
                                                                        $971,105           $853,926


Condensed Consolidated Statements of Income
For the years ended December 31, 1996, 1995 and 1994


                                                                                      1996         1995          1994
                                                                                     (in thousands, except share data)

Interest income:
         Loans and fees on loans                                                   $ 59,179      $ 50,125     $ 40,020
         Federal funds sold and securities
                  purchased under resale agreements                                     222           472          508
         Securities                                                                  13,405        11,532        9,759
         Deposits with other financial institutions                                      60           112          178
                  Total interest income                                              72,866        62,241       50,465

Interest expense:
         Large denomination certificates of deposit                                   3,557         3,600        2,095
         Other deposits                                                              27,181        22,065       16,162
         Borrowed funds                                                               1,872         1,475        1,607
                  Total interest expense                                             32,610        27,140       19,864
                  Net interest income                                                40,256        35,101       30,601

Provision for loan losses                                                             2,100           428        1,250
                  Net interest income after provision for loan losses                38,156        34,673       29,351

Noninterest income:
         Service charges on deposit accounts                                          5,696         4,688        4,711
         Other service charges, commissions and fees                                  1,842         2,046        2,296
         Gain (loss) on sales of securities                                             (15)           87       (1,627)
         Other operating income                                                         971         1,245          378
                  Total noninterest income                                            8,494         8,066        5,758

Noninterest expense:
Salaries                                                                             11,067        10,936       10,925
         Employee benefits                                                            2,302         2,143        2,287
         Occupancy expense                                                            2,693         2,037        2,071
         Equipment expense                                                            2,463         2,391        2,141
         Amortization of intangible assets                                            1,396         1,054          727
         Merger expenses                                                                494         2,582          880
         Legal and professional fees                                                  1,035         1,744        1,134
         Stationery, printing and supplies                                              973         1,065          896
         Other operating expense                                                      6,746         6,767        7,658
                  Total noninterest expense                                          29,169        30,719       28,719
                  Income before income taxes                                         17,481        12,020        6,390

Income tax expense                                                                    6,180         4,162        2,208
                  Net income                                                       $ 11,301      $  7,858     $  4,182
                  Primary earnings per share                                       $   1.05      $    .74     $    .41
                  Fully diluted earnings per share                                 $   1.04      $    .73     $    .41


Triangle Bancorp, Inc. and Subsidiary                                         21

TRIANGLE BANK
--------------------------------------------------------------------------------


Executive Management             David Parker                 Patricia Holloway
                                 Tar River Region             Retail Banking
Michael S. Patterson
Chairman,                        Jerry W. Powell              E.W. Hooks
President and CEO                Greenville                   Whiteville

H. Leigh Ballance, Jr.           Joseph E. Pressly, Jr.       David A. May
Executive Vice President         Goldsboro                    Nashville
Banking Group
                                 Deborah V. Reed              Susan Parent
Debra L. Lee                     Finance                      Training and Retail Sales
Executive Vice President
Chief Financial Officer          Arthur R. Rogers             Roy J. Parker, III
                                 Greenville                   Goldsboro
Steven R. Ogburn
Executive Vice President         Walter G. Rogers             Joann G. Ricks
Chief Credit Officer             Credit Administration        Seaboard and Scotland Neck

Executive Vice President         Stephen R. Salisbury         Robert B. Riley
                                 Credit Administration        Rocky Mount
C.W. Carpenter
Dunn                             Judy M. Stephenson           Kevin Roberts
                                 Raleigh                      New Bern
George W. Holt
Whiteville                       Edward O. Wessell            Ron Schappell
                                 Branch Administration        Cary
Billy N. Quick
Oxford                           Kirk A. Whorf                Peter Siemion
                                 Funds Management             Credit Review
Senior Vice President
                                 David Woodell                Dorothy J. Smith
Max E. Ashworth, Sr.             Chapel Hill/Durham           Battleboro
Fuquay-Varina
                                 Vice President               Jay B. Temple
Larry D. Barbour                                              Raleigh
Raleigh                          Henry Andrews
                                 Carrboro                     Sandra A. Temple
Dennis I. Bellefeuille                                        Branch Services
Employee Benefits                Robert Bromhal
                                 Raleigh                      James L. Thompson
Charles T. Bowers                                             Tarboro
Sanford                          Lucinda Cole
                                 Audit                        Ruby Ward
Robert E. Branch                                              Raleigh
Capital Region                   Laura S. Copeland
                                 Credit Card                  John E. Warren
Gary J. Brock                                                 Rocky Mount
Credit Administration            Darrell Fowler
                                 Dunn                         Meredith Wilkins
Lou Cunningham                                                Fayetteville
Banking Group                    Prudence T. Frederick
                                 Marketing                    Susan C. Gilbert
Susan L. Fonville                                             Corporate Secretary
Marketing                        Wayne L. Gentry
                                 Raleigh
Malcolm F. Forde
Human Resources                  Vernell R. Glover, Jr.
                                 Bailey and Middlesex
Daniel T. Fox
Chapel Hill                      W. Erik Gray
                                 Wilmington
D. Nicholson Guy
Southeast Region                 William E. Greene
                                 Garner
William V. Leaming
Operations                       Richard Hawkins
                                 Durham


BOARD OF DIRECTORS
--------------------------------------------------------------------------------

Carole S. Anders                           Willie S. Edwards                         Michael S. Patterson (1)
Community Volunteer                        Real Estate Developer                     Chairman, President and CEO
Raleigh                                    Washington                                Triangle Bank
                                                                                     Triangle Bancorp, Inc.
Charles H. Ashford Jr., M.D.               James P. Godwin Sr. (1)                   Raleigh
Physician                                  President
New Bern                                   Godwin Manufacturing Co., Inc.            Patrick H. Pope (1)
                                           Dunn                                      Partner
John B. Harris Jr.                                                                   Pope, Tilghman & Tart
President                                  Robert L. Guthrie                         Dunn
Winston Hospitality, Incorporated          President
Raleigh                                    Associated Insurers, Inc.                 William R. Pope
                                           Raleigh                                   President and CEO
H. Leigh Ballance Jr.                                                                Pope's Distributing Company
Executive Vice President                   George W. Holt                            Coats
Triangle Bank                              Executive Vice President
Triangle Bancorp, Inc.                     Triangle Bank                             Billy N. Quick Sr. (2)
Raleigh                                    Whiteville                                Executive Vice President
                                                                                     Triangle Bank
E. B. Borden (1)                           Earl Johnson Jr. (1)                      Oxford
President                                  Chairman
Borden Manufacturing Co.                   Carolina Crane Corporation                J. Dal Snipes
Goldsboro                                  Raleigh                                   President
                                                                                     Snipes Insurance Service, Inc.
Robert E. Bryan Jr.                        Edythe P. Lumsden (1)                     Dunn
Chairman                                   President
Express Stop, Inc.                         Capital Land Investment Company           N. Johnson Tilghman
Fayetteville                               Raleigh                                   Partner
                                                                                     Pope, Tilghman & Tart
David T. Clancy (1)                        J. L. Maxwell Jr.                         Dunn
President                                  Chairman
Clancy & Theys Construction Co.            Goldsboro Milling Company                 Sydnor M. White Jr.
Raleigh                                    Goldsboro                                 President
                                                                                     CJS, Inc.
N. Leo Daughtry                            Michael A. Maxwell (2)                    Raleigh
Attorney                                   Senior Scientist
Daughtry, Woodard, Lawrence,               Environmental Protection Agency           J. Blount Williams
and Starling                               Chapel Hill                               President
Smithfield                                                                           Alfred Williams & Company
                                           Wendell H. Murphy                         Raleigh
Syd W. Dunn                                Chairman and CEO
Chairman                                   Murphy Family Farms
Hannah & Dunn, Inc.                        Rose Hill
Greenville



(1) Executive Committee Members
(2) Triangle Bank Board only




Triangle Bancorp, Inc. and Subsidiary                                         23

(Full page photo appears here)

Left to Right
Front to Back

June Campbell, Credit Administration
Sarah Wiggs, Check Imaging
Scott Chandler, Data Processing
Vivian Dobbin, Document Imaging
Joan Franklin, Deposit Services
Don Raper, Rocky Mount
Max Ashworth, Fuquay-Varina
Fran McAllister, Loan Operations
Karen Singletary, Finance
Joann Ricks, Scotland Neck/Seaboard
Sondra Collins, Cameron Village
Debbie Birkenmeyer, Administration
Tim Barbour, Benson
Kirk Whorf, Funds Management
Dwight Scott, General Services

TRIANGLE BANCORP
Post Office Box 31828
Raleigh, NC 27622
www.trianglebank.com

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM 10-K


 X  ANNUAL REPORT UNDER Section 13 or 15 (d) OF THE SECURITIES EXCHANGE
    ACT OF 1934
    For the fiscal year ended December 31, 1996

    TRANSITION REPORT Pursuant to Section 13 or 15(d) of THE SECURITIES EXCHANGE ACT of 1934


Commission File Number 0-21346


                             TRIANGLE BANCORP, INC.
             (Exact Name of Registrant as specified in its Charter)


         NORTH CAROLINA                                       56-1764546
  (State or other jurisdiction                              (I.R.S. Employer
         of incorporation)                                  Identification No.)

        4300 Glenwood Avenue
      Raleigh, North Carolina                                      27612
(Address of principal executive offices)                         (Zip Code)

                                 (919) 881-0455
               (Registrant's Telephone Number Including Area Code)

       Securities registered under Section 12(b) of the Exchange Act: None

         Securities registered under Section 12(g) of the Exchange Act:
                           Common Stock - No Par Value
                                (Title of Class)

                  Check whether the issuer (1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. YES X NO

                  Check if there is no disclosure of delinquent filers pursuant to Item 405 of Regulation S-K contained in this form, and no disclosure will be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.

                  The aggregate market value of the voting stock held by non-affiliates of the Registrant as of February 28, 1997, based upon the average of the bid and ask price of the Common Stock ($19.75) on March 12, 1997, was approximately $186,054,000. Shares of Common Stock held by each officer and director and by each person who owns 5% or more of the outstanding Common Stock have been excluded in that such persons may be deemed affiliates. This determination of affiliate status is not necessarily a conclusive determination for other purposes.

As of March 11, 1997, 10,478,605 shares of no par value common stock were outstanding.

DOCUMENTS INCORPORATED BY REFERENCE
                  The definitive Proxy Statement for the 1997 Annual Shareholders Meeting (the "Proxy Statement") is incorporated by reference into
Part III hereof.

                                     PART I


ITEM 1.  DESCRIPTION OF BUSINESS

GENERAL

                  Triangle Bancorp, Inc. (the "Corporation") was incorporated under the laws of North Carolina on November 27, 1991 for the purpose of becoming a one-bank holding company. The Corporation acquired Triangle Bank (the "Bank") in August 1992 as part of the reorganization of the Bank into a one-bank holding company structure. Pursuant to the reorganization, the former shareholders of the Bank became shareholders of the Corporation. The Bank is the Corporation's only subsidiary and the Corporation holds all of the outstanding stock of the Bank. To date, the Corporation has not engaged in any material activities other than its ownership of the Bank.

                  As a bank holding company, the Corporation's primary business is that of owning the capital stock of the Bank and promoting the general development of its business. At December 31, 1996, the consolidated assets of the Corporation and the Bank were approximately $971 million.

RECENT AND PENDING ACQUISITIONS

                  On October 24, 1996, Granville United Bank ("Granville"), a commercial bank organized under the laws of the state of North Carolina, was merged into the Bank and added three branch offices and $60 million in assets to the Bank. This acquisition was accounted for using the pooling-of-interests method of accounting, therefore, all historical information has been restated to reflect the operations of the Bank and Granville combined. As a result, the Corporation's total assets and net income as of and for the year ended December 31, 1995, have been restated from $795 million to $854 million, and from $7.4 million to $7.9 million, respectively.

                  In January 1996, the Corporation completed the purchase of four branch offices and approximately $55 million in deposits of Raleigh Federal Savings Bank from First Union National Bank of North Carolina ("First Union"). The Bank also completed a branch swap transaction which included divesting of net deposits of $3.7 million during 1996. These transactions were accounted for as purchases, therefore, the operations of these branches are reflected from the date of purchase.

                  In October 1996, the Corporation signed an agreement to sell two offices, both located in Sanford, North Carolina to Raleigh-based NB Acquisition Corp. The agreement has a to-be-formed bank purchasing all of the deposits of these offices, estimated at $27 million, and certain assets, both fixed assets and loans, valued at approximately $10 million, as of December 31, 1996. The transaction is expected to be completed in the second quarter of 1997.

                  In addition, it is anticipated that the Corporation will continue to investigate and hold discussions and negotiations in connection with possible acquisitions of, or combinations with, other banks and financial service entities. As of the date hereof, the Corporation has not entered into any agreements or understandings with respect to any such transactions other than the divestiture previously discussed.

BUSINESS OF THE BANK

                  The Bank, headquartered in Raleigh, North Carolina, is chartered as a state bank under the laws of the State of North Carolina and is a member of the Federal Reserve System (the "Federal Reserve"). Deposit insurance is provided by the Bank Insurance Fund ("BIF") of the FDIC. The sole business of the Bank is to provide banking services to businesses and individuals in the communities it serves through 44 branches in eastern North Carolina. The Bank primarily serves small and medium-sized businesses as well as consumers within its markets.

                  The Bank began business on January 4, 1988. On June 30, 1991, Enterprise Bancorp, Inc., a North Carolina bank holding company, and its wholly-owned subsidiary, Enterprise Bank, National Association, merged into the Bank, adding approximately $34 million in assets to the Bank. On December 28, 1993, New East Bancorp, a North Carolina holding company, and its wholly-owned subsidiaries, New East Bank of the Albemarle, New East Bank of the Cape Fear, New East Bank of Goldsboro, New East Bank of Greenville and New East Bank of New Bern, merged into the Bank, adding seven branches and approximately $131 million in assets to the Bank. The Bank merged with Columbus National Bank, Standard Bank and Trust, Unity Bank and Trust Co. and The Village Bank as well as acquiring three branch offices from NationsBank during 1995, adding approximately $409 million in assets. The Bank's wholly owned subsidiary, Unity Financial Services (acquired through Unity Bank and Trust Co. merger), changed its name to Triangle Investment Services in October 1995. This subsidiary provides discount brokerage services. As discussed above, the Bank merged with Granville, acquired four branches from First Union and completed a branch swap transaction during 1996.

                  BANKING SERVICES. The Bank offers a wide range of banking services, including acceptance of deposits, checking services, debit cards, 24 hour phone access to account information, commercial and consumer loans, mortgages, real estate development and construction loans, safe deposit boxes, and credit cards. The Bank offers its customers fully-automated, 24-hour teller machines ("ATMs"). This service is provided by ATM machines at selected branch locations and by giving the Bank's customers access to the ATM network of the Cirrus system and the HONOR system, which operate ATMs in many states.

                  DEPOSITS. The Bank offers a variety of deposit accounts, including savings, checking and time deposits of various types ranging from daily "money market" accounts to longer-term certificates of deposit. Retirement accounts, such as Individual Retirement Accounts, are also offered. The Bank seeks to maintain stability in its deposits by establishing direct relationships with its depositors. Therefore, the Bank has not accepted brokered deposits. At December 31, 1996, the Bank had deposits of approximately $848 million.

                  LENDING ACTIVITIES. The Bank offers a wide range of consumer, commercial real estate development, construction, and mortgage loans to small to medium-sized businesses and to individuals. Loans are generally secured by real property, equipment, inventory, accounts receivable, or other assets. In addition, the Bank often obtains personal guarantees from the owners of the businesses to which loans are extended. The Bank's lending policies are established and periodically reviewed by its Board of Directors. Loan policies are also subject to the regulations of federal and state bank regulators.

                  Real estate loans constituted the largest portion of the Bank's loans. Real estate loans include both loans to businesses to finance or refinance real estate used for the business and loans to individuals for residential real estate. Commercial loans include credit lines for working capital, short-term seasonal, or inventory financing as well as longer term loans. The Bank also offers residential real estate, construction, and land development loans to developers and builders. Finally, the Bank offers consumer loans to individuals, but such loans constitute the least significant portion of its loans on a percentage basis.

                  The residential real estate development and construction industries have accounted for approximately 8% of the Bank's loans. In addition, when loans that are substantially secured by real estate are taken into account, loans secured in full or in part by real estate constitute approximately 63% of the outstanding loans of the Bank. The Bank closely monitors its loan portfolio and believes its current loan loss reserves adequately reflect problem loans that have been identified to date.

                  INVESTMENTS. The Bank seeks to maintain liquidity by maintaining investments in liquid securities. Currently, investments include primarily United States Treasury obligations and federal agency and municipal securities. At December 31, 1996, the average maturity of the Bank's available for sale and held to maturity investment portfolios were approximately 39 and 38 months, respectively.

                  COMPETITION. Commercial banking in North Carolina is extremely competitive, due in large part to statewide branching. Currently, many of the Bank's competitors are significantly larger and have greater resources than the Bank. The Bank continues to encounter significant competition from a number of sources, including bank holding companies, commercial banks, thrift and savings and loan institutions, credit unions, and other financial institutions and financial intermediaries. Among commercial banks, the Bank competes in its market area with some of the largest banking organizations in the state, several of which have as many as 200 to 300 branches in North Carolina and billions in assets. The Bank also competes for interest-bearing funds with a number of investment alternatives, including brokerage firms, "money-market" mutual funds, insurance companies, government and corporate bonds, and other securities. Competition with the Bank is not limited to financial institutions based in North Carolina. The enactment of federal legislation authorizing nationwide interstate banking has greatly increased the size and financial resources of some of the Bank's competitors. Consequently, many of the Bank's competitors have substantially higher lending limits due to their greater total capitalization, and many perform functions for their customers, such as trust services that the Bank does not offer. As a result of the interstate banking legislation, the Bank's market is open to future penetration by banks located in other states provided the other state allows acquisitions of its banking institutions by North Carolina banking institutions, thereby increasing competition. To date, there is interstate branching among banks in North Carolina, Virginia, South Carolina and Tennessee.

                  The management of the Bank believes banks compete in the following areas: convenience of location, interest rates for deposits and loans, types of accounts and services offered, and quality of the personnel providing services. In its early years, the Bank sought to attract depositors and borrowers primarily through offering competitive interest rates for both loans and deposits. More recently, the Bank has determined to compete primarily through the quality of its services and experience of its personnel. The Bank endeavors to provide quality service by operating centrally-located branches, staffed with experienced bank personnel. The Bank offers a variety of accounts and loans comparable to those offered by other banks. The Bank also relies on the personal contacts of its officers and directors to attract depositors and borrowers in its target market of small to medium-sized businesses. In addition to its central Board of Directors, the Bank has established local boards of directors in most of the communities served to promote contacts in the business communities.

                  EMPLOYEES. At December 31, 1996, the Corporation employed 312 full-time employees and 115 part-time employees. None of its employees are covered by a collective bargaining agreement. The Corporation believes its relationship with its employees to be good.

                  The Bank has a 401(k) plan for substantially all employees. The Corporation has a qualified incentive stock option plan for key officers and employees of the Corporation and its subsidiaries, and a non-qualified stock option plan for directors and certain officers of the Corporation and its subsidiaries. The Corporation also has an employee stock purchase plan which allows employees to purchase the Corporation's stock through payroll deductions. This plan is proposed to be amended to allow such purchases to be made at a

15% discount from the stock's fair market value. The Bank also has change of control agreements and employment agreements that contain "change of control" provisions with certain officers that would benefit such officers in the event of a change of control of the Corporation and its subsidiaries.



PROPERTIES
                  The following table sets forth the location of the Bank's main office and its branch offices, as well as certain information relating to these offices as of December 31, 1996. There are no encumbrances on any of the owned facilities. The Bank believes its facilities are adequate for its business needs.

                                                              Year              Approximate               Owned or
                  Office Location                             Opened            Sq. Footage               Leased

MAIN OFFICE
                  4300 Glenwood Avenue                        1996                  27,000                Owned
                  Raleigh, NC   27612

BRANCH OFFICES

                  Hwy. 264                                    1990                   2,293                Owned
                  Bailey, NC    27807

                  301 W. Main Street                          1990                   4,315                Owned
                  Battleboro, NC    27809

                  400 South Wall Street                       1993                   2,500                Owned
                  Benson, NC    27504

                  505 W. Main Street                          1987                   1,500                Owned
                  Carrboro, NC    27510

                  215 East Chatham Street                     1988                   2,050                Owned
                  Cary, NC   27511

                  101 Advent Court                            1994                   3,200                Owned
                  Cary, NC   27511

                  77 S. Elliott Road                          1982                  13,300                Leased
                  Chapel Hill, NC   27514

                  11460 U.S. 15-501 N.                        1984                   1,960                Leased
                  Chapel Hill, NC   27514

                  442 E. Main Street                          1996                   2,450                Leased
                  Clayton, NC   27520

                  608 North Main Street                       1995                   2,580                Owned
                  Creedmoor, NC    27522


                                       -5-



                                                              Year             Approximate                Owned or
                  Office Location                             Opened              Sq. Footage             Leased


                  1100 West Broad Street                      1991                  10,000                Owned
                  Dunn, NC    28335

                  3412 Westgate Drive                         1986                  10,000                Owned
                  Durham, NC   27707

                  991 S. McPherson Church Rd.                 1989                   3,200                Owned
                  Fayetteville, NC   28303

                  123 Rowan Street                            1996                   1,700                Owned
                  Fayetteville, NC   28303

                  1381 North Main Street                      1989                   3,160                Owned
                  Fuquay-Varina, NC   27529

                  1027 Highway 70 West                        1989                   3,000                Leased
                  Garner, NC    27529

                  106 North Spence Avenue                     1989                   9,928                Building Owned;
                  Goldsboro, NC    27534                                                                  Ground Leased

                  2310 Charles Street                         1990                  12,500                Owned
                  Greenville, NC     27858

                  2100 W. Arlington Blvd.                     1996                   2,500                Owned
                  Greenville, NC   27858

                  207 W. Main Street                          1995                   5,500                Leased
                  Havelock, NC    28532

                  Hwy. 421 and Old West Road                  1992                   2,500                Owned
                  Lillington, NC     27546

                  Nash & Railroad Street                      1990                   2,186                Owned
                  Middlesex, NC    27557

                  215 N. Center Street                        1996                   2,400                Leased
                  Mount Olive, NC  28365

                  343 W. Washington Street                    1993                   1,560                Bldg. Owned
                  Nashville, NC   27856                                                                   Land Leased

                  1801 S. Glenburnie Road                     1991                   2,500                Owned
                  New Bern, NC   28562

                                       -6-



                                                              Year                Approximate             Owned or
                  Office Location                             Opened              Sq. Footage             Leased


                  1307 U.S. Hwy 70E                           1996                   1,200                Bldg. Owned
                  New Bern, NC   28562                                                                    Land Leased

                  109 Hillsboro Street                        1990                   6,800                Leased
                  Oxford, NC   27565

                  703 Linden Avenue                           1991                   1,344                Owned
                  Oxford, NC   27565

                  2127 Clark Avenue                           1992                   2,050                Owned
                  Raleigh, NC    27608

                  4800 Six Forks Road                         1988                  11,100                Leased
                  Raleigh, NC   27609

                  6408 Falls of Neuse Rd.                     1996                   2,500                Owned
                  Raleigh, NC    27615

                  Hwy. 43                                     1990                   1,305                Leased
                  Red Oak, NC    27868

                  450 N. Winstead Avenue                      1992                  12,996                Owned
                  Rocky Mount, NC    27804

                  129 South Steele Street                     1992                   7,137                Leased
                  Sanford, NC    27330

                  2800 Williams Street                        1994                  1,850                 Leased
                  Sanford, NC   27330

                  810 S. Main Street                          1990                   4,194                Owned
                  Scotland Neck, NC     27874

                  200 Main Street                             1990                   3,280                Owned
                  Seaboard, NC    27876

                  Main Street & Hwy. 301S                     1990                     833                Owned
                  Sharpsburg, NC     27878

                  102 E. Branch Street                        1990                   3,533                Owned
                  Spring Hope, NC    27882

                  325 Main Street                             1995                   5,200                Leased
                  Tarboro, NC   27886


                                       -7-


                                                              Year                Approximate             Owned or
                  Office Location                             Opened              Sq. Footage             Leased


                  100 Hope Lodge Street                       1995                   1,500                Leased
                  Tarboro, NC    27886

                  100 East Main Street                        1974                   5,250                Owned
                  Whiteville, NC   28472

                  221 W. Williamson Street                    1974                     851                Owned
                  Whiteville, NC    28472

                  4008 Oleander Drive                         1992                  2,500                 Leased
                  Wilmington, NC    28403


                  In addition, the Bank owns an approximate 13,100 square foot operations center in Selma, North Carolina.

GOVERNMENTAL REGULATION

                  GENERAL. Holding companies, banks and many of their nonbank affiliates are extensively regulated under both federal and state law. The following is a brief summary of certain statutes, rules and regulations affecting the Corporation and the Bank. This summary is qualified in its entirety by reference to the particular statutory and regulatory provisions referred to below and is not intended to be an exhaustive description of the statutes or regulations applicable to the Corporation's business. Supervision, regulation and examination of the Corporation and the Bank by the bank regulatory agencies are intended primarily for the protection of the Bank's depositors rather than holders of the common stock of the Corporation.

                  Congress has approved legislation which permits adequately capitalized and managed bank holding companies to acquire control of a bank in any state (the "Interstate Banking Law"). Existing state laws setting minimum age restrictions on target banks can be retained, so long as the age requirement does not exceed five years. Acquisitions will be subject to anti-trust provisions that cap at 10% the portion of the United States' bank deposits a single bank holding company may control, and cap at 30% the portion of a state's deposits a single bank holding company may control. States have the authority to waive the 30% cap.

                  Under the Interstate Banking Law, beginning on June 1, 1997, banks also will be permitted to merge with one another across state lines, subject to concentration, capital and Community Reinvestment Act requirements and regulatory approval. A state can authorize mergers earlier than June 1, 1997 (as have North Carolina, Virginia, South Carolina and Tennessee among others), or it can opt out of interstate branching by enacting legislation before June 1, 1997. Effective with the date of enactment, a state can also choose to permit out-of-state banks to open new branches within its borders. In addition, if a state chooses to allow interstate acquisition of branches, then an out-of-state bank also may acquire branches by merger.

                  Interstate branches that primarily siphon off deposits without servicing a community's credit needs will be prohibited. If loans are less than 50% of the average of all institutions in the state, the branch will be reviewed to see if it is meeting community credit needs. If it is not, the branch may be closed and the bank may be restricted from opening a new branch in the state.


                  HOLDING COMPANY REGULATION

                  GENERAL. The Corporation is a holding company registered with the Federal Reserve under the Bank Holding Company Act (the "BHC Act"). As such, the Corporation and its subsidiary are subject to the supervision, examination and reporting requirements contained in the BHC Act and the regulation of the Federal Reserve. The BHC Act requires that a bank holding company obtain the prior approval of the Federal Reserve before (i) acquiring direct or indirect ownership or control of more than 5% of the voting shares of any bank, (ii) taking any action that causes a bank to become a subsidiary of the bank holding company, (iii) acquiring all or substantially all of the assets of any bank or
(iv) merging or consolidating with any other bank holding company.

                  The BHC Act generally prohibits a bank holding company, with certain exceptions, from engaging in activities other than banking, or managing or controlling banks or other permissible subsidiaries, and from acquiring or retaining direct or indirect control of any company engaged in any activities other than those activities determined by the Federal Reserve to be closely related to banking, or managing or controlling banks, as to be a proper incident thereto. In determining whether a particular activity is permissible, the Federal Reserve must consider whether the performance of such an activity can reasonably be expected to produce benefits to the public, such as greater convenience, increased competition or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices. For example, factoring accounts receivable, acquiring or servicing loans, leasing personal property, conducting discount securities brokerage activities, performing certain data processing services, acting as agent or broker in selling credit life insurance and certain other types of insurance underwriting activities have all been determined by regulations of the Federal Reserve to be permissible activities of bank holding companies. Pursuant to delegated authority, the Federal Reserve Bank of Richmond has authority to approve certain activities of holding companies within its district, including the Corporation, provided the nature of the activity has been approved by the Federal Reserve. Despite prior approval, the Federal Reserve has the power to order a holding company or its subsidiaries to terminate any activity or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that continuation of such activity or such ownership or control constitutes a serious risk to the financial safety, soundness or stability of any bank subsidiary of that bank holding company.

                  Subsidiary banks of a bank holding company are subject to certain restrictions imposed by the Federal Reserve on any extensions of credit to the bank holding company or any of its subsidiaries, investments in the stock or securities thereof and the acceptance of such stock or securities as collateral for loans to any borrower. A bank holding company and its subsidiaries are also prevented from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of services.

                  The Federal Reserve may issue cease and desist orders against bank holding companies and non-bank subsidiaries to stop actions believed to present a serious threat to a subsidiary bank. The Federal Reserve also regulates certain debt obligations, changes in control of bank holding companies and capital requirements.

                  Under the provisions of the North Carolina law, the Holding Company is registered with and subject to supervision by the North Carolina Commissioner of Banks (the "Commissioner").

                  CAPITAL REQUIREMENTS. The Federal Reserve has established risk-based capital guidelines for bank holding companies and state member banks based on the capital framework for international banking organizations developed by the Basle Committee on Banking Regulations and Supervisory Practices. The minimum standard for the ratio of capital to risk-weighted assets (including certain off balance sheet obligations, such as standby letters of credit) is 8%. At least half of this capital must consist of common equity, retained earnings and a limited amount of perpetual preferred stock, less certain goodwill items ("Tier I capital"). The remainder ("Tier 2 capital") may consist of a limited amount of other preferred stock, subordinated debt and a limited amount of loan loss reserves.

                  The Federal Reserve also has adopted a minimum (leverage) ratio of Tier 1 capital to total assets of 4%. The 4% Tier 1 capital to total assets ratio constitutes the leverage standard for bank holding companies and state member banks, and will be used in conjunction with the risk-based ratio in determining the overall capital adequacy of banking organizations. In proposing such standards, the Federal Reserve emphasized that in all cases the suggested standards are supervisory minimums and that an institution would be permitted to maintain such minimum levels of capital only if it were a strong banking organization, rated composite one under the CAMEL rating system for banks or the BOPEC rating system for bank holding companies. The Federal Reserve noted that most expansion-oriented banking organizations have maintained leverage capital ratios of between 4% and 5% of total assets, and it is likely that these ratios will be applied to the Corporation. At December 31, 1996, the Corporation had not been advised by the Federal Reserve of a minimum leverage capital ratio requirement specifically applicable to it.

                  As of December 31, 1996 the Corporation had Tier I risk-adjusted, total regulatory capital and leverage capital of approximately 11.0%, 12.2% and 8.2%, respectively, all in excess of the minimum requirements.

BANK REGULATION

                  The Bank is subject to numerous state and federal statutes and regulations that affect its business, activities, and operations, and is supervised and examined by the Commissioner and the Federal Reserve. The Federal Reserve and the Commissioner regularly examine the operations of banks over which they exercise jurisdiction. They have the authority to approve or disapprove the establishment of branches, mergers, consolidations, and other similar corporate actions, and to prevent the continuance or development of unsafe or unsound banking practices and other violations of law. The Federal Reserve and the Commissioner regulate and monitor all areas of the operations of banks and their subsidiaries, including loans, mortgages, issuances of securities, capital adequacy, loss reserves, and compliance with the CRA and other laws and regulations. Interest and certain other charges collected and contracted for by the banks are also subject to state usury laws and certain federal laws concerning interest rates.

                  The deposit accounts of the Bank are insured by the BIF of the FDIC up to a maximum of $100,000 per insured depositor. The FDIC issues regulations and conducts periodic examinations, requires the filing of reports, and generally supervises the operations of its insured banks. This supervision and regulation is intended primarily for the protection of depositors. Any insured bank that is not operated in accordance with or does not conform to FDIC regulations, policies, and directives may be sanctioned for noncompliance. Civil and criminal proceedings may be instituted against any insured bank or any director, officer, or employee of such bank for the violation of applicable laws and regulations, breaches of fiduciary duties, or engaging in any unsafe or unsound practice. The FDIC has the authority to terminate insurance of accounts pursuant to procedures established for that purpose.


                  Although the Corporation is not subject to any direct legal or regulatory restrictions on dividends (other than the requirements under the North Carolina corporation laws that a distribution may not be made if after giving it effect the corporation would not be able to pay its debts as they become due in the usual course of business or the corporation's total assets would be less than its liabilities), the Corporation's ability to pay cash dividends is dependent upon the amount of dividends paid by its subsidiary. The ability of the Bank to pay dividends to the Corporation is subject to statutory and regulatory restrictions on the payment of cash dividends, including the requirement under the North Carolina banking laws that cash dividends be paid only out of undivided profits and only if the bank has surplus of a specified level. Federal bank regulatory agencies also have the general authority to limit the dividends paid by insured banks and bank holding companies if such payment is deemed to constitute an unsafe and unsound practice.

                  Like the Corporation, the Bank is required by federal regulations to maintain certain minimum capital levels. The levels required of the Bank are the same as required for the Corporation. At December 31, 1996, the Bank had Tier I risk-adjusted, total regulatory capital and leverage capital of approximately 10.8%, 12.1% and 8.1% respectively, all in excess of the minimum requirements.

                  The Bank is subject to insurance assessments imposed by the FDIC. Effective January 1, 1997, the FDIC adopted a risk-based assessment schedule providing for annual assessment rates ranging from 0% to .27% of an institution's average assessment base, applicable to institutions insured by both the BIF and the Savings Association Insurance Fund ("SAIF"). The actual assessment to be paid by each insured institution is based on the institution's assessment risk classification, which is based on whether the institution is considered "well capitalized", "adequately capitalized" or "under capitalized", as such terms are defined in the applicable federal regulations, and whether the institution is considered by its supervisory agency to be financially sound or to have supervisory concerns. The FDIC also is authorized to impose one or more special assessments in any amount deemed necessary to enable repayment of amounts borrowed by the FDIC from the United States

Treasury Department and, beginning in 1997, all banks will pay additional annual assessments at the rate of .013%. Effective January 1, 1999, there will be a merger of the SAIF and the BIF insurance funds of the FDIC. One of the principal issues is the amount of additional funds needed to recapitalize the SAIF prior to the merger. In September 1996, a one-time special assessment was levied on SAIF-insured deposits (including such deposits held by commercial banks) at the rate of .657% on all SAIF-insured deposits held as of March 31, 1995. The Bank has no SAIF-insured deposits and therefore will not be subject to such assessment. It cannot be predicted as to whether any further assessments will be made on BIF-insured banks.

                  Banks are subject to the Community Reinvestment Act of 1977 ("CRA"). Under the CRA, the appropriate federal bank regulatory agency is required, in connection with its examination of a bank, to assess such bank's record in meeting the credit needs of the community served by that bank, including low and moderate-income neighborhoods. The regulatory agency's assessment of the bank's record is made available to the public. Further, such assessment is required of any bank which has applied to (i) charter a national bank, (ii) obtain deposit insurance coverage for a newly chartered institution,
(iii) establish a new branch office that will accept deposits, (iv) relocate an office or (v) merge or consolidate with, or acquire the assets or assume the liabilities of, a federally regulated financial institution. In the case of a bank holding company applying for approval to acquire a bank or other bank holding company, the Federal Reserve will assess the record of each subsidiary bank of the applicant bank holding company, and such records may be the basis for denying the application.


MONETARY POLICY AND ECONOMIC CONTROLS

                  The Corporation and the Bank are directly affected by government policy and by regulatory measures affecting the banking industry in general. Of primary importance is the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), whose actions directly affect the money supply and, in general, affect banks' lending abilities by increasing or decreasing the cost and availability of funds to banks. The Federal Reserve Board regulates the availability of bank credit in order to combat recession and curb inflationary pressures in the economy by open market operations in United States government securities, changes in the discount rate on member bank borrowings, changes in reserve requirements against bank deposits, and limitations on interest rates that banks may pay on time and savings deposits.

                  Deregulation of interest rates paid by banks on deposits and the types of deposits that may be offered by banks have eliminated minimum balance requirements and rate ceilings on various types of time deposit accounts. The effect of these specific actions and, in general, the deregulation of deposit interest rates have generally increased banks' cost of funds and made them more sensitive to fluctuations in money market rates. In view of the changing conditions in the national economy and money markets, as well as the effect of actions by monetary and fiscal authorities, no prediction can be made as to possible future changes in interest rates, deposit levels, loan demand, or the business and earnings of the Bank or the Corporation. As a result, banks, including the Bank, are facing a significant challenge to maintain acceptable net interest margins.


GUIDE 3 DISCLOSURES

                  The following schedule is provided as an index to the disclosure requirements under Guide 3 of the Guides for the Preparation and Filing of Reports and Registration Statements under the Securities Exchange Act of 1934.

                                                                    REFERENCE TO
                                                                     FORM 10-K
INDEX TO GUIDE 3 DISCLOSURES                                           TABLE            PAGE
I.       DISTRIBUTION OF ASSETS, LIABILITIES
         AND SHAREHOLDERS' EQUITY; INTEREST
         RATES AND INTEREST DIFFERENTIAL

         (A)      Average Balance Sheets                               1                15

         (B)      Net Interest Income Analysis                         1                15

         (C)      Net Interest Income and Volume/Rate
                  Variance                                             2                16


II.      SECURITIES PORTFOLIO

         (A)      Book Value of Securities                             4                23

         (B)      Securities by Maturity                               4                21

         (C) This item is not applicable since no items exist that relate to this disclosure

III.     LOAN PORTFOLIO

         (A)      Types of Loans                                       3                17

         (B)      Maturities and Sensitivity of Loans to
                  Changes in Interest Rates                            3                17


         (C)      Risk Elements                                        3                19

                  Management's policy is to discontinue the accrual of interest and reverse unpaid interest when management deems that collection of additional interest is doubtful.

         (D) This item is not applicable since no items existed from inception through December 31, 1996 that related to the disclosures of this item.


                                                                   REFERENCE TO
                                                                     FORM 10-K
INDEX TO GUIDE 3 DISCLOSURES                                           TABLE            PAGE


IV.      SUMMARY OF LOAN LOSS EXPERIENCE

         (A)      Analysis of Allowance for Loan  Losses               3                18

         (B)      Allocation of the Allowance for Loan
                  Losses                                               3                19


V.       DEPOSITS

         (A)      Average Deposits and Rates paid                      1                15

                  Items B, C and E are not applicable


         (D)      Outstanding balances and maturities
                  of certificates of deposits in
                  amounts of $100,000 or more as
                  of December 31, 1996                                 5                24

VI.      RETURN ON EQUITY AND ASSETS                                   7                26

VII.     SHORT-TERM BORROWINGS                                         6                25

VIII.    INTEREST SENSITIVITY TABLE                                    8                26



                                                                                                                             TABLE 1

                                                                           INTEREST INCOME AND AVERAGE BALANCES
                                                                                  (Dollars in Thousands)


                                                      1996                          1995                          1994
                                        -------------------------------  ---------------------------- ------------------------------
                                         Average     Interest  Average   Average   Interest  Average   Average   Interest  Average
                                         Balance    Inc/Exp.  Yld/Rate   Balance   Inc/Exp.  Yld/Rate  Balance   Inc/Exp.  Yld/Rate
                                        -------------------------------  ---------------------------- ------------------------------

INTEREST EARNING ASSETS
Taxable Investment Securities           $ 207,641   $  12,521   6.03%   $ 180,870 $ 11,044    6.11%  $ 165,479 $    9,184    5.55%
Non-Taxable Investment Securities*         16,806         884   5.26%       9,884      488    4.94%     11,054        575    5.20%
Federal Funds Sold                          4,121         222   5.39%       8,215      472    5.75%     12,207        508    4.16%
Interest Bearing Deposits with Banks          775          60   7.74%       1,748      112    6.41%      2,692        178    6.61%
Loans, net**                              616,390      59,179   9.60%     512,247   50,125    9.79%    443,270     40,020    9.03%
Total Interest Earning Assets             845,733      72,866   8.62%     712,964   62,241    8.73%    634,702     50,465    7.95%

NONINTEREST EARNINGS ASSETS
Cash and Due from Banks                    32,539                          30,071                       29,377
Premises and Equipment, Net                18,106                          12,281                       11,764
Interest Receivable and Other              29,187                          27,301                       26,034
Unrealized Loss on Securities
     Available for Sale                      (364)                           (275)                        (362)
Total Noninterest Earning Assets           79,468                          69,378                       66,813
TOTAL ASSETS                            $ 925,201                       $ 782,342                    $ 701,515

INTEREST BEARING LIABILITIES
Demand Deposits                         $  84,097       1,109    1.32%  $  86,022    1,658    1.93%  $  87,510      1,734    1.98%
Savings Deposits                          166,831       5,501    3.30%    129,814    4,382    3.38%    127,158      3,618    2.85%
Time Deposits                             422,586      24,128    5.71%    348,513   19,625    5.63%    298,699     12,914    4.32%
Borrowed Funds                             35,652       1,872    5.25%     24,572    1,475    6.00%     25,038      1,598    6.38%
Total Interest Bearing Liabilities        709,166      32,610    4.60%    588,921   27,140    4.61%    538,405     19,864    3.69%

NONINTEREST BEARING LIABILITIES
Demand Deposits                           122,765                         109,486                       88,708
Interest Payable and Other                 10,383                          10,013                        7,059
Total Noninterest Bearing Liabilities     133,148                         119,499                       95,767
TOTAL LIABILITIES                         842,314                         708,420                      634,172

STOCKHOLDERS' EQUITY                       82,887                          73,922                       67,343
TOTAL LIABILITIES AND
    STOCKHOLDERS' EQUITY                $ 925,201                       $ 782,342                    $ 701,515

INTEREST RATE SPREAD                                             4.02%                         4.12%                          4.26%


NET YIELD ON INTEREST-BEARING
   ASSETS                                           $  40,256    4.76%           $  35,101     4.92%              $  30,601   4.82%


*Yield is not computed on a tax equivalent basis.      **Includes non-accrual loans and loans held for sale.


                                                                                                                             TABLE 2

                                                             RATE/VOLUME VARIANCE ANALYSIS
                                                                     (IN THOUSANDS)



                                                           1996 COMPARED TO 1995          1995 COMPARED TO 1994
                                                           ----------------------        -----------------------
                                                                      VARIANCE                       VARIANCE
                                                                   ATTRIBUTABLE TO                ATTRIBUTABLE TO
                                                                  ------------------            --------------------
                                                       INTEREST                      INTEREST
                                                       INCOME                        INCOME
                                                       EXPENSE                       EXPENSE
                                                       VARIANCE   RATE      VOLUME   VARIANCE      RATE     VOLUME

INTEREST EARNING ASSETS
Taxable Investment Securities                         $ 1,477    $ (139)   $ 1,616    $ 1,860    $  965    $  895
Non-Taxable Investment Securities                         396        34        362        (87)      (28)      (59)
Federal Funds Sold                                       (250)      (28)      (222)       (36)      159      (195)
Time Deposits                                             (52)       20        (72)       (66)       (5)      (61)
Loans, net                                              9,054      (961)    10,015     10,105     3,538     6,567
TOTAL INTEREST EARNINGS ASSETS                        $10,625   $(1,074)   $11,699    $11,776    $4,629    $7,147

INTEREST BEARING LIABILITIES
Demand Deposits                                        $ (549)  $  (513)    $  (36)   $   (76)   $  (47)   $  (29)
Savings Deposits                                        1,119      (104)     1,223        764       687        77
Time Deposits                                           4,503       277      4,226      6,711     4,326     2,385
Borrowed Funds                                            397      (203)       600       (123)      (94)      (29)
TOTAL INTEREST BEARING LIABILITIES                     $5,470   $  (543)    $6,013    $ 7,276    $4,872    $2,404



                                                                                                                             TABLE 3


                                                                           LOANS
                                                                      (In Thousands)

                                                                                           At December 31,
ANALYSIS OF LOANS:                                                      1996       1995       1994       1993       1992

Commercial, Financial and Agricultural                                $155,559   $154,479   $148,367 $  132,191  $  91,985
Real Estate, Construction and Land Development                          54,331     46,925     57,038     38,567     25,820
Real Estate, Mortgage                                                  322,616    254,066    178,388    158,441    115,169
Real Estate, Equity Lines of Credit                                     35,055     30,915     25,710     23,135     15,607
Installment Loans to Individuals                                        76,170     72,850     57,632     51,309     26,764
Other                                                                    5,702      9,157      9,938      2,598      4,747
TOTAL                                                                 $649,433   $568,392   $477,073 $  406,241  $ 280,092




                                                 ANALYSIS OF CERTAIN LOAN MATURITIES AT DECEMBER 31, 1996
                                                                      (In Thousands)

                                                                                 Real Estate
                                                          Commercial             Construction
                                                          Financial              and Land
                                                          & Agricultural         Development              TOTAL
                                                          ---------------------------------------------------------

Due within One Year                                       $ 69,595               $ 27,249               $ 96,844
Due after One Year-Five Years
               Fixed Rate                                   21,505                  1,425                 22,930
              Variable Rate                                 59,037                 24,310                 83,347

               TOTAL                                        80,542                 25,735                106,277
Due after Five - Ten Years
                Fixed Rate                                   1,289                    340                  1,629
                Variable Rate                                4,133                  1,007                  5,140

                TOTAL                                        5,422                  1,347                  6,769

                TOTAL                                     $155,559               $ 54,331               $209,890



                                                                                                                 TABLE 3 (CONTINUED)


                                                     RESERVE FOR LOAN LOSSES AND NON-PERFORMING ASSETS
                                                                  (Dollars in Thousands)

                                                                                      At December 31

Analysis of Reserve for Loan Losses:                           1996          1995          1994       1993         1992

Beginning Balance                                          $      8,685     $  9,261    $ 10,912    $  4,698      $4,463
Deduct Charge-Offs:
     Commercial, Financial and Agricultural                         850        1,258       1,625         686         864
     Real Estate, Construction and Land Development                --           --         1,151          77          93
     Real Estate, Mortgage                                          220          358         156         135         747
     Installment to Individuals                                     676          407         505         200         232
     Other                                                         --              2           7        --            13
TOTAL                                                             1,746        2,025       3,444       1,098       1,949
Add Recoveries:
     Commercial, Financial and Agrricultural                        591          748         196         184          94
     Real Estate, Construction and Land Development                --              7          12           0          36
     Real Estate, Mortgage                                           43          136         195          20         100
     Installment to Individuals                                     140          130          42          62          49
TOTAL                                                               774        1,021         445         266         279
Net Charge-Offs                                                     972        1,004       2,999         832       1,670
Additions Charged to Operations                                   2,100          428       1,250       2,147       1,905
Provision for acquired loans                                        (98)        --           980         110        --
Allowance acquired                                                 --           --          --         4,789        --
Ending Balance                                            $       9,715     $  8,685     $10,143    $ 10,912     $ 4,698
Ratio of Net Charge-Offs During the Period to
     Average Loans outstanding during the period                   0.16%       0.20%       0.68%       0.27%       0.63%



                    ALLOCATION OF THE RESERVE FOR LOAN LOSSES
                                 At December 31,

                             (Dollars in Thousands)




                                         1996                     1995                    1994
                                                Percent of              Percent of              Percent of
                                                loans in each           loans in each           loans in each
                                                Category to             Category to             Category to
                                        Amount  Total loans   Amount    Total loans   Amount    Total loans
Commercial, Financial and
       Agricultural                     3,670      23.95%   $ 3,296       27.18%     $ 3,310       31.10%

Real Estate, Construction and
       Land Development                    151      8.37%       245        8.26%          645     11.96%

Real Estate, Mortgage                    1,780      49.67%    1,719        44.70%       2,563      37.39%

Real Estate, Equity Lines of Credit        359      5.40%       306        5.44%          250      5.39%

Installment Loans to Individuals         1,150      11.73%    1,097        12.82%         917     12.08%


Other                                       51      0.88%        68        1.60%           21      2.08%

Unallocated                              2,554       0.00%    1,954        0.00%        1,555      0.00%

TOTAL                                $  9,715      100.00%  $ 8,685         100%     $ 9,261      100.00%






                                             1993                     1992
                                                   Percent of               Percent of
                                                   loans in each            loans in each
                                                   Category to              Category to
                                         Amount    Total loans    Amount    Total loans
Commercial, Financial and
       Agricultural                     $ 4,380       32.54% $     1,372       32.84%

Real Estate, Construction and
       Land Development                     605        9.49%         584        9.22%

Real Estate, Mortgage                     3,017       39.00%        1,451      41.12%

Real Estate, Equity Lines of Credit         241        5.69%           74      5.57%

Installment Loans to Individuals            763       12.63%          264      9.56%

Other                                        18        0.65%           20      1.69%

Unallocated                               1,888        0.00%          933      0.00%

                                        $ 10,912      100.00% $     4,698      100.00%
TOTAL


                                                                                  TABLE 3 (CONTINUED)

====================================================================================================================================
                                                      ANALYSIS OF NONPERFORMING ASSETS
                                                               (In Thousands)

                                                                                    At December 31,

                                                             1996    1995       1994     1993         1992
                                                         ---------------------------------------------------

       Nonaccrual Loans                                   $1,666    $ 1,532   $  1,738  $ 3,849    $   934
       Loans contractually past due 90 or more days as
             to principal or interest                      2,107      1,033      1,028      220        892
       Foreclosed Assets                                     507        499        799    1,859      2,742
                                                         ---------------------------------------------------
                                                          $4,280   $  3,064   $  3,565  $  5,928   $ 4,568
                                                         ===================================================



====================================================================================================================================

                                      -20-

                                                                         TABLE 4


================================================================================
                                   SECURITIES

                                                                (Dollars in Thousands)


                                                     BOOK VALUE AT DECEMBER 31, 1996
------------------------------------------------------------------------------------------------------------------------------------

                                                     Due After    Due After
                                                      One Year   Five Years
                                        Due in One    Through      Through     Due After               Market        Average
                                       Year or Less  Five Years   Ten Years    Ten Years    Total      Value     Maturity In Years
                                      ----------------------------------------------------------------------------------------------
AVAILABLE FOR SALE

U.S. Treasury Securities                 $35,906     $80,797                               $116,703   $116,892     1.31
U.S. Agencies                              1,089      2,887                  $    737         4,713      4,648     4.81
Mortgage Backed Securities                              -      $     611        3,425         4,036      3,972    13.93
State and Political Subdivisions             607        466          619       12,679        14,371     14,341     6.04
Collateralized Mortgaged Obligations                                 502        1,643         2,145      2,108    12.68
Other Investments                                                               4,125         4,125      4,125

                                      ----------------------------------------------------------------------------------------------
Total                                    $37,602    $ 84,150      $1,732     $  22,609     $146,093   $146,086     7.75
                                      ==============================================================================================

HELD TO MATURITY

U.S. Agencies                          $  26,876     $39,356   $   3,857     $   2,045     $ 72,134   $ 72,583      4.83
State and Political Subdivisions           1,026       3,725       3,803         4,109       12,663     12,918      5.9
Mortgage Backed Securities                 1,173       4,214         875         2,449        8,711      8,564      5.75
Collateralized Mortgaged Obligations                               2,037         1,013        3,050      3,025     15.67
Other Investments                            -           554                                    554        577      3.7

                                      ----------------------------------------------------------------------------------------------
Total                                  $  29,075    $ 47,849    $ 10,572     $   9,616       $97,112  $ 97,667      7.16
                                      ==============================================================================================

====================================================================================================================================

===========================================================================
                                   SECURITIES

                  WEIGHTED AVERAGE YIELDS* AT DECEMBER 31, 1996


                                                            Due After     Due After
                                                             One Year    Five Years
                                            Due in One       Through       Through     Due After
                                           Year or Less     Five Years    Ten Years    Ten Years     Total

                                          -----------------------------------------------------------------
Available for Sale

U.S. Treasury Securities                   5.84%          5.99%         0.00%        0.00%           5.94%
U.S. Agencies                              4.90%          5.34%         0.00%        6.59%           5.43%
Mortgage Backed Securities                 0.00%          0.00%         6.07%        6.98%           6.84%
State and Political Subdivisions           3.53%          4.27%         4.78%        5.14%           5.03%
Collateralized Mortgage Obligations        0.00%          0.00%         5.42%        5.31%           5.34%
Other Investments                          0.00%          0.00%         0.00%        6.72%           6.72%

                                          ----------------------------------------------------------------
    Total                                  5.78%          5.96%         5.42%        5.77%           5.88%
                                          ================================================================

Held to Maturity

U.S. Agencies                              5.63%          6.27%         7.58%        4.80%           6.07%
State and Political Subdivisions           4.83%          5.08%         5.32%        5.59%           5.30%
Mortgage Backed Securities                 5.47%          5.92%         5.65%        6.86%           6.10%
Collateralized Mortgage Obligations        0.00%          0.00%         6.17%        4.66%           5.67%
Other Investments                          0.00%          8.89%         0.00%        0.00%           8.89%
                                          ----------------------------------------------------------------

    Total                                  5.60%          6.18%         6.34%        5.65%           5.97%
                                          ================================================================


*Yields are not computed on a tax equivalent basis.
==============================================================================

==============================================================================


                                                            SECURITIES
                                                          (IN THOUSANDS)



                                                                         December 31,
                                          ------------------------------------------------------------
                                               1996                                        1995
 Available For Sale                        Book Value      Market Value    Book Value     Market Value


U.S. Treasury Securities                   $116,703    $    116,892       $   89,928       91,108
U.S. Agencies                                 4,715           4,648           21,627       21,566
State and Political Subdivisions             14,369          14,341            1,557        1,568
Mortgage Backed Securities                    4,036           3,972            6,471        6,471
Collateralized Mortgage Obligations           2,145           2,108            2,766        2,715
Other Investments                             4,125           4,125            4,478        4,476

                                          -------------------------------------------------------
                                           $146,093    $    146,086        $ 126,827   $  127,904
                                          =======================================================



HELD TO MATURITY

U.S. Agencies                              $ 72,134     $   72,583        $   49,047    $  52,190
State and Political Subdivisions             12,663         12,918             8,934        9,286
Mortgage Backed Securities                    8,711          8,564            13,598       13,529
Collateralized Mortgage Obligations           3,050          3,025             3,068        3,067
Other Investments                               554            577             1,638        1,680

                                          -------------------------------------------------------
                                           $ 97,112     $   97,667        $   76,285    $  79,752
                                          =======================================================



======================================================================================================================

                                      -23-

                                                                         TABLE 5

==============================================================================

                          LARGE TIME DEPOSIT MATURITIES

             Analysis of Time Deposits of $100,000 or more at December 31, 1996 (In Thousands):


                                                                                            Total


                                                                                      ----------------
             Remaining maturity of three months or less                                 $    35,801
             Remaining maturity of over three through 12 months                              21,796
             Remaining maturity of over twelve months                                         4,087
                                                                                       ================
             Total time deposits of $100,000 or more                                    $    61,684
                                                                                       ================



===============================================================================

                                                                         TABLE 6

                              SHORT-TERM BORROWINGS
                             (Dollars in Thousands)


                                                                      At December 31,
                                                       1996                                                  1995
                                              Securities                                          Securities
                                              Sold Under  Federal Home                            Sold Under  Federal Home
                             Federal Funds   Agreement to     Loan                Federal Funds  Agreement to     Loan
                               Purchased      Repurchase      Bank     Combined     Purchased     Repurchase      Bank      Combined
End of Year:
  Amount Outstanding          $   3,900        $ 12,062                $ 15,962    $  15,000    $  14,921    $   19,500   $   49,421

  Weighted Average
     Interest Rate                 7.00%           4.61%                   5.19%        6.00%         4.38%        5.52%       5.32%

Maximum amount outstanding
     at any month end during
     the year                  $ 26,000        $ 11,235   $  34,500    $ 71,735    $  15,000    $   15,442     $ 19,500    $  49,942

Averages:
  Average outstanding
     balance during the
     year                      $  8,847        $ 11,754   $  14,221    $ 34,822   $    3,471    $   11,368    $   6,045    $  20,884

  Weighted average
     interest rate during
     the year                      5.78%           4.56%       5.67%       5.32%        6.09%         5.16%        5.78%       5.49%




                                                                 1994
                                                       Securities
                                                       Sold Under   Federal Home
                                        Federal Funds Agreement to     Loan
                                          Purchased    Repurchase       Bank        Combined
End of Year:
     Amount Outstanding                     $  5,900     $  10,511                   $   16,411

     Weighted Average
             Interest Rate                      6.35%         5.13%         0.00%          5.57%

Maximum amount outstanding
            at any month end during
            the year                       $  22,475   $     8,970                  $    31,445

Averages:
     Average outstanding
          balance during the
          year                            $    7,456   $     7,155  $           -   $    14,611

     Weighted average
          interest rate during
          the year                              4.36%         3.80%         0.00%          4.09%


                                                                         TABLE 7


==============================================================================

                                           SELECTED KEY FINANCIAL RATIOS (1)

                                                 1996                 1995            1994
                                           ------------------   ------------------ --------

Return on Assets                               1.22%                1.00%            0.60%
Return on Equity                              13.63%               10.63%            6.21%
Dividend Payout Ratio                         29.00%               22.41%           17.05%
Equity to Assets                               8.96%                9.45%            9.60%

==============================================================================
  (1) All ratios are computed on average daily balances, except dividend payout.



                                                                         TABLE 8



==============================================================================

                                                     INTEREST SENSITIVITY (2)
                                                        December 31, 1996
          (Dollars in Thousands)

                                               12/31/96        0-3         4-12     1 to 5      Over
                                               Balance       Months       Months    Years      5 years
                                           -------------------------------------------------------------

 Federal Funds Sold                         $   1,011     $  1,011
 Interest Bearing Deposits in Banks               879          879
 Securities                                   243,198       19,730      $ 55,655  $134,346    $ 33,467
 Loans Held for Sale                            2,413        2,413
 Loans                                        649,433      343,181       104,073   180,689      21,490
                                           -------------------------------------------------------------
 Earning Assets                               896,934      367,214       159,728   315,035      54,957
                                           -------------------------------------------------------------
 Total Assets                               $ 971,105
                                           =============

 Interest Bearing Demand Deposits           $  83,961                               67,463      16,498
 Savings and Money Market Account             181,659                     57,627   110,751      13,281
 Time Deposits                                442,239       174,567      200,238    64,313       3,121
 Other Borrowings                              25,962        15,962                 10,000
                                           -------------------------------------------------------------
 Costing Liabilities                        $ 733,821       190,529      257,865   252,527      32,900
                                           -------------------------------------------------------------

 GAP                                                     $  176,685  $   (98,1$7) $ 62,508     $22,057
                                                        ------------------------------------------------
 % of Total Assets                                            18.19%      -10.11%    6.44%        2.27%
                                                        ------------------------------------------------
 Cumulative GAP                                          $  176,685  $     78,548 $141,056    $163,113
                                                        ------------------------------------------------
 % of Total Assets                                            18.19%        8.09%   14.53%       16.80%
                                                        ------------------------------------------------

=============================================================================================================================

              (2) Assumptions used include the maturity distribution units for non-maturity deposits and no pre-payments on loans.

ITEM 2.  PROPERTIES

                  See Item 1.       Description of Business-Properties.

ITEM 3.  LEGAL PROCEEDINGS

                  There are no material legal proceedings pending to which the Corporation or its direct or indirect subsidiaries is a party or of which any of their property is subject.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                  No matters were submitted to the Corporation's shareholders in the fourth quarter of 1996.


                                     PART II


ITEM 5.  MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

                  The stock price and shareholder data appears on page FS-1 of this Annual Report on Form 10-K.

ITEM 6.  SELECTED FINANCIAL DATA

                  The selected consolidated financial data appears on page FS-2 of this Annual Report on Form 10-K.

ITEM 7.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                  RESULTS OF OPERATIONS

                  Management's discussion and analysis of financial condition and results of operations for the years ended December 31, 1996, and December 31, 1995, appears on pages FS-3 through FS-8 of this Annual Report on Form 10-K.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                  The consolidated financial statements, together with the report thereon of Coopers & Lybrand L.L.P. dated January 20, 1997, appears on pages FS-9 through FS-34 of this Annual Report on Form 10-K.

ITEM 9.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                  ON ACCOUNTING AND FINANCIAL DISCLOSURE

                  No changes in accountants or disagreements on accounting or financial disclosure occurred in the period from January 1, 1995 through the date hereof.

                                    PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

                  The information contained under the captions "Proposal 1. Election of Directors", "Incumbent Directors, Director Relationships", and "Executive Officers" in the Corporation's definitive Proxy Statement for the Annual Meeting of Shareholders to be held on April 28, 1997 (the "Proxy Statement") is incorporated herein by reference.


ITEM 11. EXECUTIVE COMPENSATION

                  The information contained under the captions "Director Compensation", "Compensation Committee Report", "Compensation Committee Interlocks and Insider Participation", "Executive Compensation" and "Performance Graph" in the Proxy Statement is incorporated herein by reference.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

                  The information contained under the caption "Beneficial Ownership of Voting Securities" in the Proxy Statement is incorporated herein by reference.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

                  The information contained under the captions "Indebtedness of Management" and "Transactions with Management" in the Proxy Statement is incorporated herein by reference.


                                     PART IV

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

(a)      The following documents are filed as a part of this report:



         (1)      Financial Statements:
                     Report of Independent Accountants . . . . . .  . FS-9

                  Consolidated Balance Sheets as of
                     December 31, 1996 and 1995    . . . . . . . . .  FS-10

                  Consolidated Statements of
                  Income for the years ended
                  December 31, 1996, 1995 and 1994  . . . . . . . .   FS-11

                  Consolidated Statements of Changes in
                  Shareholders' Equity for the
                  years ended December 31, 1996, 1995
                     and 1994 . . . . . . . . . . . . . . . . . . .   FS-12

                                      -28-

                  Consolidated Statements of Cash
                  Flows for the years ended December 31,
                     1996, 1995 and 1994     . . . . . . . . . . FS-13 to FS-14

                  Notes to Consolidated Financial
                     Statements      . . . . . . . . . . . . .   FS-15 to FS-34


         The following exhibits listed in accordance with the number assigned to each in the Exhibit Table of Item 601 of Regulation S-K under the Securities Act of 1933, as amended, are included in this Form 10-K. Exhibit numbers omitted are not applicable.


EXHIBIT                                                                                 PAGE IN
NUMBER                                                                                  FORM 10-K

2(a)     Agreement and Plan of Reorganization and Merger
         By and Among Granville United Bank, Triangle
         Bancorp, Inc. and Triangle Bank dated as of June 7, 1996 (incorporated by reference to
         Exhibit 2(a) to the Registrant's Form S-4
         (Registration No. 333-7253) as declared effective by the Commission on July 31, 1996)


2(b)     Purchase and Assumption Agreement By and Among First Union National
         Bank of North Carolina and Triangle Bank dated as of September 20, 1995
         (incorporated by reference to Exhibit 10(a) to the Registrant's Form
         8-K filed with the Commission on October 4, 1995)

3(a)     Articles of Incorporation of Triangle Bancorp, Inc. as
         amended at the meeting of shareholders on May 23, 1995                         37

3(b) Bylaws of Triangle Bancorp, Inc. as amended at the special meeting of shareholders on February 23, 1995 (incorporated by reference to Exhibit 3(b) to the Registrant's Form 10-K for the fiscal year ended December 31, 1994 as filed with the Commission on March 31, 1995)

4        Specimen of Common Stock Certificate of Triangle Bancorp,
         Inc. (incorporated by reference to Exhibit 4 to the Registrant's
         Form 10-K for the fiscal year ended December 31, 1993 as filed with the Commission on March 31, 1994)




                                      -30-


EXHIBIT                                                                                 PAGE IN
NUMBER                                                                                  FORM 10-K


10(a)    Triangle Bancorp, Inc. 1988 Incentive Stock Option Plan,                       64
         as amended on May 23, 1995

10(b) Triangle Bancorp, Inc. 1988 Non-Qualified Stock Option Plan, as amended on November 15, 1994 (incorporated by reference to Exhibit 10 (b) to the Registrant's Form 10-K for the fiscal year ended December 31, 1994 as filed with the Commission on March 31, 1995).

10(c)    Triangle Bancorp, Inc. 401(k) Plan (incorporated by reference to Exhibit 10(c) to the Registrant's Form S-4 (Registration No.
         33-86226) declared effective by the Commission on    January 20, 1995)

10(d)    Triangle Bancorp, Inc. Deferred Compensation Plan for Outside
         Directors (incorporated by reference to Exhibit 10(c) to the Registrant's Form 10-K for the fiscal year ended December 31, 1993 as filed with the Commission on March 31, 1994)

10(e)    Employment Agreement between Triangle Bancorp, Inc.
         and Michael S. Patterson (incorporated by reference to Exhibit
         10(a) to the Registrant's Form 10-K for the fiscal year ended
         December 31, 1993 as filed with the Commission on March 31, 1994)

10(f)    Deferred Compensation Agreement between Triangle Bancorp,
         Inc. and Michael S. Patterson (incorporated by reference to
         Exhibit 10(g) to the Registrant's Form S-4 (Registration No.
         33-86226) as declared effective by the Commission on January 20, 1995)

10(g)    Deferred Compensation Agreement between Triangle Bancorp, Inc.
         and Debra L. Lee (incorporated by reference to Exhibit 10(i) to the Registrant's Form S-4 (Registration No. 33-86226) as declared effective by the Commission on January 20, 1995)

10(h)    Employment Agreement between Triangle Bancorp, Inc. and
         George W. Holt (incorporated by reference to Exhibit 10(j) to the Registrant's Form 10-K filed on March 31, 1995)

10(i)    Employment Agreement between Triangle Bancorp, Inc.
         and H. Leigh Ballance, Jr. (incorporated by reference to Exhibit 10(k) to the Registrant's Form 10-K filed on March 31, 1995)




                                      -31-


EXHIBIT                                                                                 PAGE IN
NUMBER                                                                                  FORM 10-K


10(j)    Split Dollar Insurance Agreement and Deferred Compensation
         Agreement between Triangle Bancorp, Inc. and Michael S. Patterson
         (incorporated by reference to Exhibit 10(n) to the Registrant's Form
         10-K filed on March 31, 1996)

10(k)    Change of Control Agreement among Triangle Bancorp, Inc., Triangle
         Bank and Steven R. Ogburn                                                      70

10(l)    Change of Control Agreement among Triangle Bancorp, Inc., Triangle
         Bank and Debra L. Lee                                                          78

21       Subsidiaries of Registrant                                                     87

23       Consent of Coopers & Lybrand L. L. P.                                          88

27       Financial Data Schedule                                                        89

99(a)    Management's Report on Financial Statements, Assessment of the
         Internal Control Structure over Financial Reporting, and Compliance
         with Laws and Regulations                                                      91

99(b)    Report of Independent Accountants on Management's Report on
         Financial Statements, Assessment of         the Internal Control Structure
         over Financial Reporting, and Compliance with Laws and Regulations     92

(b)      Reports on Form 8-K



         On January 4, 1996, a Form 8-K was filed reporting completion of one month of combined operations of the Company and Village. A consolidated balance sheet and statement of income were included in the filing.

         On January 11, 1996, a Form 8-K was filed reporting completion of the purchase of Village including a Pro Forma Combined Balance Sheet as of September 30, 1995, a Pro Forma Combined Statement of Income for the nine months ended September 30, 1995 and a Pro Forma Combined Statement of Income for the year ended December 31, 1994.

         On December 9, 1996, a Form 8-K was filed to provide a description of the Company's securities in a 1934 Act filing that could be incorporated by reference into future filings. There were no changes in the type of securities or the rights thereunder.

                                   SIGNATURES


         Pursuant to the requirement of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



                                       TRIANGLE BANCORP, INC.


                                       By:/s/   Michael S. Patterson

                                                Michael S. Patterson
                                                President and Chief Executive
                                                Officer, Director


 Signature                                   Title                                       Date

/s/ Debra L. Lee                            Chief Financial Officer                     1/28/97
Debra L. Lee                                (Principal Financial and
                                            Accounting Officer)


/s/ Charles H. Ashford, Jr.                 Chairman of the Board                       1/28/97
Charles H. Ashford, Jr.


/s/ H. Leigh Ballance, Jr.                  Director                                    1/28/97
H. Leigh Ballance, Jr.


/s/ E.B. Borden                              Director                                   1/28/97
E.B. Borden



/s/ Robert E. Bryan, Jr.                    Director                                    1/28/97
Robert E. Bryan, Jr.



/s/ David T. Clancy                         Director                                    1/28/97
David T. Clancy



                                            Director
N. Leo Daughtry




                                      -33-



 Signature                                   Title                                       Date




/s/ Syd W. Dunn                             Director                                    1/28/97
Syd W. Dunn



/s/ Willie S. Edwards                       Director                                    1/28/97
Willie S. Edwards



/s/ James P. Godwin, Sr.                    Director                                    1/28/97
James P. Godwin, Sr.


/s/ Robert L. Guthrie                       Director                                    1/28/97
Robert L. Guthrie



                                            Director
John B. Harris, Jr.



/s/ George W. Holt                          Director                                    1/28/97
George W. Holt



/s/ Earl Johnson, Jr.                       Director                                    1/28/97
Earl Johnson, Jr.



                                            Director
Edythe P. Lumsden



/s/ J.L. Maxwell, Jr.                       Director                                    1/28/97
J.L. Maxwell, Jr.



                                            Director
Wendell H. Murphy


                                      -34-



  Signature                                   Title                                       Date




                                            Director
N. Johnson Tilghman



                                            Director
Sydnor M. White, Jr.



/s/ J. Blount Williams                      Director                                    1/28/97
J. Blount Williams





                                INDEX TO EXHIBITS



                                                                                    PAGE NUMBER IN
                                                                                      SEQUENTIAL
                                                                                      NUMBERING
EXHIBIT                    DESCRIPTION                                                SYSTEM

3(a)              Articles of Incorporation of Triangle Bancorp, Inc. as
                  amended at the meeting of shareholders on May 23, 1995                37

10(a)             Triangle Bancorp, Inc. 1988 Incentive Stock Option
                  Plan, as amended on May 23, 1995                                      64

10(k)             Change of Control Agreement among Triangle
                  Bancorp, Inc. Triangle Bank and Steven R. Ogburn                      70

10(l)             Change of Control Agreement among Triangle
                  Bancorp, Inc., Triangle Bank and Debra L. Lee                         78

21                Subsidiaries of Registrant                                            87

23                Consent of Coopers & Lybrand  L.L.P.                                  88

27                Financial Data Schedule                                               89

99(a)             Management's Report on Financial Statements, Assessment
                  of the Internal Control Structure over Financial Reporting,
                  and Compliance with Laws and Regulations                              91

99(b)             Report of Independent Accountants on Management's
                  Report on Financial Statements, Assessment of the Internal
                  Control Structure over Financial Reporting, and Compliance
                  with Laws and Regulations                                             92




                                      -36-